UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DOLBY LABORATORIES, INC.

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Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

December 18, 2017

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Dolby Laboratories, Inc. to be held on Tuesday, February 6, 2018, at 10:30 a.m. Pacific Time at our principal executive offices located at 1275 Market Street, San Francisco, California 94103. We are making available the accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card or voting instruction form to you on or about December 18, 2017.

We are pleased to furnish proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting, and conserves natural resources. On or about December 18, 2017, we mailed to our stockholders a notice that includes instructions on how to access our Proxy Statement and 2017 Annual Report and how to vote online. The notice also includes instructions on how you can receive a paper copy of your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form. If you elected to receive your Annual Meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form were enclosed. If you elected to receive your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the 2017 Annual Report and the Proxy Statement, both of which are available at http://investor.dolby.com/annuals-proxies.cfm.

Details regarding admission to, and the business to be conducted at, the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our 2017 Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy card or voting instruction form. Please review the instructions on the proxy card or voting instruction form regarding each of these voting options. Voting will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for your ongoing support of Dolby Laboratories, Inc.

Sincerely yours,

Kevin Yeaman

President and Chief Executive Officer

Dolby Laboratories, Inc.

Notice of Annual Meeting of Stockholders

to be held on February 6, 2018

To the Stockholders of Dolby Laboratories, Inc.:

The Annual Meeting of Stockholders of Dolby Laboratories, Inc., a Delaware corporation, will be held at our principal executive offices located at 1275 Market Street, San Francisco, California 94103 on Tuesday, February 6, 2018, at 10:30 a.m. Pacific Time, for the following purposes:

1.	To elect nine directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote to approve the compensation of our Named Executive Officers as described in the Proxy Statement accompanying this Notice;

3.	To ratify the appointment of KPMG LLP as Dolby’s independent registered public accounting firm for the fiscal year ending September 28, 2018; and

4.	To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment or continuation of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on December 8, 2017 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponement, adjournment or continuation thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a “legal proxy” issued in your name from the record holder giving you the right to vote the shares. You will need to bring proof of ownership to enter the Annual Meeting.

By Order of the Board of Directors,

Andy Sherman

Secretary

December 18, 2017

Whether or not you expect to attend the Annual Meeting, we encourage you to read the Proxy Statement accompanying this Notice and submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the Annual Meeting. You may submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre—addressed envelope provided, or, in most cases, by using the telephone or the internet. For specific instructions on how to vote your shares, please refer to the section entitled “Additional Meeting Matters” in the Proxy Statement accompanying this Notice and the instructions on the proxy card or voting instruction form. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a “legal proxy” issued in your name from the record holder.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting as this summary does not contain all of the information that you should consider.

2018 Annual Meeting of Stockholders

Date and Time:	Tuesday, February 6, 2018 at 10:30 a.m. Pacific Time
Place:	Dolby’s principal executive offices at 1275 Market Street, San Francisco, California 94103
Record Date:	December 8, 2017

Proposals to Be Voted on at Annual Meeting

Proposal	Board Recommendation	Page Number for Additional Information
1.Election of Directors	FOR	8
2.Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	64
3.Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	66

Director Nominees

The nominees for election to our Board of Directors (our “Board”) at the 2018 Annual Meeting of Stockholders are listed below. The ages indicated are as of the record date for the meeting.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Indep.	AC	CC	NGC	SPC	TSC
Kevin Yeaman	51	2009	President and CEO	No
Peter Gotcher	58	2003	Chairman of the Board	Yes
Micheline Chau	64	2013	Director	Yes
David Dolby	40	2011	Managing Director, Dolby Family Ventures	No
Nicholas Donatiello, Jr.	57	2009	President and CEO, Odyssey Ventures, Inc.	Yes
N. William Jasper, Jr.	70	2003	Director	Yes
Simon Segars	50	2015	CEO, ARM Holdings plc	Yes
Roger Siboni	63	2004	Director	Yes
Avadis Tevanian, Jr.	56	2009	Managing Director, Elevation Partners and NextEquity Partners	Yes

AC = Audit Committee, CC = Compensation Committee, NGC = Nominating and Governance Committee, SPC = Stock Plan Committee, TSC = Technology Strategy Committee

= Chairman                     = Member

Fiscal 2017 Financial and Operational Highlights

Business Overview

We create audio and imaging technologies that transform entertainment and communications at the cinema, at home, at work, and on mobile devices. Founded in 1965, our strengths stem from expertise in analog and digital signal processing and digital compression technologies that have transformed the ability of artists to convey entertainment experiences to their audiences through recorded media. Such technologies led to the development of our noise-reduction systems for analog tape recordings and have since evolved into multiple offerings that enable more immersive sound for cinema, digital television transmissions and devices, over-the-top (OTT) video services, digital versatile disc (DVD) and Blu-ray discs, gaming consoles, and mobile devices. Today, we derive the majority of our revenue from licensing our audio technologies. We also derive revenue from licensing our consumer imaging and communications technologies, as well as audio and imaging technologies for premium cinema offerings in collaboration with exhibitors. Finally, we provide products and services for a variety of applications in the cinema, broadcast, and communications markets.

Key Financial Highlights

Our key financial highlights for fiscal 2017 were as follows:

	Fiscal 2017	Fiscal 2016	Percentage Change
Total Revenue	$1,081.5 million	$1,025.7 million	5.4%
Net Income	$201.8 million	$185.9 million	8.6%
Diluted Earnings Per Share	$1.95	$1.81	7.7%
Non-GAAP Net Income*	$269.7 million	$249.0 million	8.3%
Non-GAAP Diluted Earnings Per Share*	$2.61	$2.43	7.4%
Stock Price Per Share (High and Low)	$59.79 / $44.99	$54.68 / $30.38	—
Stock Price Per Share as of Fiscal Year-End	$57.52	$54.29	5.9%

*	A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Return of Capital to Stockholders

In fiscal 2017, we returned $157.1 million to stockholders, $100.0 million of which was in the form of stock repurchases and $57.1 million of which was in the form of dividends.

Beginning with the introduction of our stock repurchase program in fiscal 2010 and through the end of fiscal 2017, we have returned cash of over $1.7 billion to our stockholders through stock repurchases, our quarterly dividend program, and our fiscal 2013 special dividend.

In October 2017, we announced a 14.3% increase in the per share dividend amount under our quarterly dividend program, from $0.14 to $0.16.

Key Business Highlights

In fiscal 2017, we continued to focus on expanding our leadership position in audio solutions for entertainment content, as well as delivering dynamic new audio and imaging technologies.

Expanding our Leadership Position in Audio Solutions—Audio Licensing, Products and Services

The following are select highlights of our audio solutions for fiscal 2017:

•	Broadcast. We saw the introduction of new ultra-high definition (UHD) products that incorporate our leading audio technologies, including Dolby Atmos® and our next-generation digital audio coding technology, AC-4. For example, the first Dolby Atmos TVs started shipping from LG, and both Samsung and LG started shipping TVs with AC-4. Along with these new product introductions, the availability of content in Dolby formats continued to grow in streaming and live broadcast. Dolby Atmos became available through OTT providers including Netflix, Tencent, and iQiYi. BT delivered an entire season of Premier League soccer matches in Dolby Atmos; France Television delivered the French Open in Dolby Atmos, AC-4, and Dolby VisionTM; and Sky Sports launched its live 4K services in Dolby Atmos. In addition, we had several live broadcast trials with Dolby Vision and Dolby Atmos in the U.K., France, Spain, and Brazil.

•	Consumer Electronics. The number of Dolby Atmos-enabled soundbars available from partners including LG, Sony, and Samsung grew from four to thirteen during fiscal 2017. Orange, the largest telecom provider in France, launched its Dolby Atmos service and is offering a Dolby Atmos soundbar to its subscribers. In addition, Amazon announced the new Fire TV with Dolby Atmos. These hardware offerings can be paired with a growing array of Dolby-enabled content via OTT services and Blu-ray discs.

•	Mobile. Dolby Digital PlusTM (DD+) is incorporated in Apple’s iOS, and we continued to focus on adoption of our technologies across other major mobile ecosystems, including Android, Windows, and Amazon, to facilitate delivery and enhanced consumption of Dolby-enabled content from a multitude of streaming services. In addition, our High Efficiency Advanced Audio Coding (HE-AAC) technology is a de facto audio standard across mobile devices. Dolby Atmos is currently featured on a number of mobile devices from partners including Amazon, Lenovo, and ZTE.

•	Personal Computers. Lenovo, Huawei, and Xiaomi launched personal computers that feature Dolby Atmos. We also partnered with Huawei on the system design to help create a more immersive audio experience.

•	Other Audio. Microsoft launched HDMI support for Dolby Atmos on Windows and Xbox One, which enables playback on downstream Atmos devices such as soundbars and audio-video receivers. In addition, we launched Dolby Atmos for Headphones, which allows a user to enable Dolby Atmos on their headphones by purchasing an app on the Microsoft app store. Original equipment manufacturers (OEMs) can also pre-purchase and bundle Dolby Atmos for Headphones into their offerings. For example, Plantronics released its RIG 800LX gaming headset that included a prepaid voucher to download Dolby Atmos for Headphones on Windows and Xbox.

•	Products and Services. As of the end of fiscal 2017, there were approximately 3,200 Dolby Atmos-enabled screens installed or committed to be installed, and approximately 780 Dolby Atmos theatrical titles announced or released. We also introduced our most recent cinema products, which include the IMS3000, an integrated imaging and audio server with Dolby Atmos, the Dolby Multichannel Amplifier, and our 3-Axis speaker. These products allowed us to offer a more complete Dolby Atmos offering that can also provide exhibitors with a more cost effective solution than what was previously available to them.

Expanding into New Audio and Visual Experiences

Our new growth initiatives include imaging solutions (comprised of Dolby Vision™ and our new patent licensing initiatives related to consumer imaging), Dolby Cinema™, and Dolby Voice®. The following are select highlights of our new growth initiatives for fiscal 2017:

•	Imaging Licensing. We saw the expansion of the ecosystem of products featuring Dolby Vision technologies. Apple announced that the iPhone X, iPhone 8, 2017 iPad Pro lineup, and Apple TV 4K will all support Dolby Vision. In addition, iTunes now has over 100 movies available in Dolby Vision content, and Netflix is streaming in Dolby Vision to these devices. We also significantly expanded the availability of Dolby Vision TVs with leading OEMs including LG, Vizio, Sony, and TCL. Beyond TVs, Huawei (a leading global set-top box provider) recently announced the inclusion of Dolby Vision in its flagship Internet Protocol TV set-top box. Additional devices that support Dolby Vision that were released during fiscal 2017 include UHD Blu-ray players by Phillips, Oppo, and LG.

The availability of entertainment content in Dolby Vision continued to grow. Lionsgate, Sony, Warner Bros., and Paramount have all released Blu-ray titles in Dolby Vision and Dolby Atmos. Furthermore, Disney released its first titles in Dolby Vision and Dolby Atmos for the home. There are movie titles and original TV content available in Dolby Vision through our OTT streaming partners, which include Netflix, iTunes, Amazon, Vudu, Tencent, and iQiYi.

We also expanded our new patent licensing initiatives related to our HEVC (High Efficiency Video Coding) and AVC (Advanced Video Coding) consumer imaging technologies and experienced increased growth primarily in the mobile and broadcast markets.

•	Dolby Cinema. We expanded our Dolby Cinema footprint by adding exhibitor partnerships with CGV and Huayi Brothers in Asia, Reel Cinemas in the Middle East, and Les cinémas Gaumont Pathé in France and the Netherlands. These new partners join a growing list of exhibitors who feature Dolby Cinema, including AMC in the U.S., Wanda and Jackie Chan Cinema in China, Cineplexx in Austria, and Vue in the Netherlands. In total, 112 Dolby Cinema locations were operational as of the end of fiscal 2017 compared to 37 at the start of fiscal 2017, and we have over 360 Dolby Cinema locations open or committed around the world. In addition, in fiscal 2017, 46 theatrical titles with Dolby Vision and Dolby Atmos were released, bringing the total number of titles announced or released to date to over 120, with participation from every major studio.

•	Dolby Voice. BlueJeans, a leading video meetings platform, most recently launched BlueJeans Room with Dolby Voice. Earlier in fiscal 2017, West, a leading global audio conferencing services provider, added Dolby Voice to its suite of offerings. By adding these new partners in fiscal 2017, we continued to expand Dolby Voice’s availability to the global market for audio and video conferencing services.

Named Executive Officers

Our named executive officers (our “NEOs”) for fiscal 2017 were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel and Corporate Secretary;

•	Robert Borchers, our Senior Vice President and Chief Marketing Officer; and

•	Steven Forshay, our Senior Vice President, Advanced Technology Group.

On November 13, 2017, Robert Borchers notified us of his resignation as our Senior Vice President and Chief Marketing Officer, effective December 18, 2017.

Principal Elements of Executive Compensation and Fiscal 2017 Executive Compensation Highlights

Element of Compensation	Fiscal 2017 Highlights

Base Salary Comprised 11% of the target total direct compensation opportunity of our CEO, and 22% for our other NEOs (on average), in fiscal 2017.	• Base salaries increased by 7% for our CEO and 3% for each of our other NEOs in calendar 2017.

Annual Incentive Compensation (Cash) Comprised 11% of the target total direct compensation opportunity of our CEO, and 14% for our other NEOs (on average), in fiscal 2017.

•    NEO annual incentive compensation targets—stated as a percentage of base salary for calendar 2017—were maintained at fiscal 2016 levels (100% for our CEO and 65% for each of our other NEOs).

•    Annual incentive compensation payments for our NEOs under our fiscal 2017 executive bonus plan were based on a multiplier keyed to our achievement of a combination of revenue and non-GAAP operating income targets. No payouts would be made under the executive bonus plan unless we achieved a revenue “gate” of $972 million.

•    We achieved revenue of $1.08 billion (representing year-over-year revenue growth of 5.4%), and non-GAAP operating income of $339.4 million against a threshold requirement of $294.3 million and a target of $327 million, resulting in a multiplier of 106%. Based on these results and team and individual performance, our NEOs other than Messrs. Sherman and Forshay received annual incentive compensation payments equal to 106% of their annual incentive compensation targets, and each of Messrs. Sherman and Forshay received a payment equal to 132.5% of his annual incentive compensation target.

Element of Compensation	Fiscal 2017 Highlights
A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Long-Term Incentive Compensation (Performance-Based Stock Options, Time-Based Stock Options and Restricted Stock Unit Awards)

Comprised 78% of the target total direct compensation opportunity of our CEO, and 64% for our other NEOs (on average), in fiscal 2017.

•    The equity mix for the long-term incentive compensation granted to our NEOs was approximately 20% performance-based stock options, 40% time-based stock options, and 40% restricted stock unit awards, based on grant date fair value.

Performance-Based Stock Options

A portion of the long-term incentive compensation granted to our NEOs is in the form of performance-based stock options, pursuant to a program adopted in fiscal 2016. The shares of our Class A Common Stock subject to such awards may be earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period. From 0% to 125% of the shares subject to the performance-based stock options may be earned, depending on our level of achievement of these performance conditions. The Compensation Committee believes that granting a portion of long-term incentive compensation in the form of stock options that are earned upon the achievement of specified performance conditions further aligns the interests of our executive officers with those of our stockholders.

Executive Stock Ownership Guidelines

Based on our belief that stock ownership further aligns the interests of senior management with those of our stockholders, our executive officers are subject to our executive stock ownership guidelines, which provide that:

•	Our CEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of five times his annual base salary, or a fixed number of shares having a value equal to five times his annual base salary on the date of adoption of the guidelines (September 22, 2015); and

•	Each other executive officer is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of two times his annual base salary, or a fixed number of shares having a value equal to two times his annual base salary on the date of adoption of the guidelines.

As of the end of fiscal 2017, all of our executive officers were in compliance with our executive stock ownership guidelines.

Compensation Recovery (“Clawback”) Policy

Our policy on the recovery of incentive compensation allows us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of misconduct that results in the need for us to prepare a material financial restatement.

Advisory Vote on the Compensation of our Named Executive Officers

We are asking our stockholders to approve, on an advisory (non-binding) basis, the compensation of our NEOs as described in this Proxy Statement. At our 2017 Annual Meeting of Stockholders, approximately 99% of the voting power of the shares present and entitled to vote voted in favor of the compensation of our NEOs. For fiscal 2017, there were no material changes to our executive compensation program. The Compensation Committee believes that our executive compensation policies and practices continue to support an executive compensation program that is closely aligned with stockholder interests and that benefits us in the long term.

Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

PROXY STATEMENT

The Board of Directors (our “Board”) of Dolby Laboratories, Inc., a Delaware corporation, is soliciting proxies to be used at the Annual Meeting of Stockholders to be held at our principal executive offices located at 1275 Market Street, San Francisco, California 94103 on Tuesday, February 6, 2018, at 10:30 a.m. Pacific Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”). This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about December 18, 2017.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the internet. On or about December 18, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our 2017 Annual Report. The Notice of Internet Availability of Proxy Materials also provides information on how to access your voting instructions to be able to vote through the internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Internet distribution of our proxy materials helps to expedite receipt by stockholders, lowers the cost of the Annual Meeting and conserves natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board currently consists of nine members. Our Bylaws permit our Board to establish by resolution the authorized number of directors, and nine directors are currently authorized.

Our Board proposes the election of nine directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All incumbent directors are nominees for re-election to our Board. All of the nominees have been recommended for nomination by the Nominating and Governance Committee, and all of them are currently serving as directors. All nominees were elected by the stockholders at last year’s annual meeting. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by our Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Director Nominees

Names of the nominees and certain biographical information about them as of December 8, 2017, the record date for the Annual Meeting, are set forth below:

Name	Age	Position with the Company	Director Since
Kevin Yeaman(1)	51	President, Chief Executive Officer and Director	2009
Peter Gotcher(2)	58	Chairman of the Board of Directors	2003
Micheline Chau(2)(3)	64	Director	2013
David Dolby(4)	40	Director	2011
Nicholas Donatiello, Jr. (1)(2)(4)(5)	57	Director	2009
N. William Jasper, Jr.	70	Director	2003
Simon Segars(3)	50	Director	2015
Roger Siboni(3)(5)	63	Director	2004
Avadis Tevanian, Jr. (2)(4)(5)	56	Director	2009

(1)	Member of the Stock Plan Committee
(2)	Member of the Nominating and Governance Committee
(3)	Member of the Audit Committee
(4)	Member of the Technology Strategy Committee
(5)	Member of the Compensation Committee

Kevin Yeaman became our President and CEO in March 2009 and has been a member of our Board since he assumed the role of CEO. He joined Dolby as Chief Financial Officer and Vice President in October 2005, was appointed Senior Vice President in November 2006 and Executive Vice President in July 2007. Prior to joining Dolby, he worked for seven years at Epiphany, Inc., a publicly traded enterprise software company, most recently as the Chief Financial Officer from August 1999 to October 2005. Previously, Mr. Yeaman also served as Worldwide Vice President of Field Finance Operations for Informix Software, Inc., a provider of relational database software, from February 1998 to August 1998. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman is a member of the Academy of Motion Picture Arts and Sciences. He also sits on the Board of Trustees of the Academy Museum of Motion Pictures. He holds a B.S. degree in commerce from Santa Clara University.

As Dolby’s Chief Executive Officer and former Chief Financial Officer, Mr. Yeaman has extensive experience in Dolby’s markets and brings to our Board a deep understanding of Dolby, its finances, operations and strategy.

Peter Gotcher has served as a director since June 2003 and as Chairman of the Board of Directors since March 2011. Mr. Gotcher served as Executive Chairman of the Board of Directors from March 2009 until March 2011. Mr. Gotcher is an independent investor. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm, from September 1999 to January 2003. Prior to joining Redpoint Ventures, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Prior to joining Institutional Venture Partners, Mr. Gotcher founded and served as the President, Chief Executive Officer and Chairman of the Board of Digidesign from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the General Manager of Digidesign and Executive Vice President of Avid Technology from January 1995 to May 1996. Mr. Gotcher serves on the board of directors of GoPro, Inc., and served on the board of directors of Pandora Media, Inc. from September 2005 to May 2017. Mr. Gotcher also serves on the boards of directors of several private companies. Mr. Gotcher holds a B.A. degree in English literature from the University of California at Berkeley.

As the founder, former Chief Executive Officer and Chairman of Digidesign and a former venture capitalist, Mr. Gotcher has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on other boards and committees, including as a member of the Audit and Compensation and Leadership Committees of GoPro, Inc., as a former member of the Compensation Committee and member and chairperson of the Nominating and Corporate Governance Committee of Pandora Media, Inc., and his extensive experience in Dolby’s markets, provide valuable perspective for our Board and give him significant operating experience, as well as financial, accounting and corporate governance experience.

Micheline Chau has served as a director since February 2013. Ms. Chau served as President and Chief Operating Officer of Lucasfilm Ltd., a film and entertainment company, from April 2003 to September 2012. Prior to assuming her role as President and Chief Operating Officer, Ms. Chau served as Lucasfilm’s Chief Financial Officer, from 1991 to March 2003. Before that, Ms. Chau was Chief Financial/Administrative Officer for Bell Atlantic Healthcare Systems and held other executive-level positions within various industries, including retail, restaurant, venture capital and financial services. Ms. Chau is a member of the board of directors of Las Vegas Sands Corp., a developer, owner and operator of integrated resorts in Asia and the United States, and serves on Las Vegas Sands’ Compensation and Compliance Committees. Ms. Chau also sat on the board of directors of Red Hat, Inc., an open source enterprise software provider, from November 2008 to August 2012, and also served as a member of Red Hat’s Compensation and Nominating and Corporate Governance Committees. In addition, Ms. Chau currently sits on the boards of directors of several private and non-profit entities. Ms. Chau holds an undergraduate degree in English and Asian Studies from Wellesley College and an M.B.A. from Stanford University.

As the former President, Chief Operating Officer and Chief Financial Officer of Lucasfilm, Ms. Chau brings to our Board senior leadership and significant operating experience, as well as financial and entertainment industry expertise. In addition, as a member of the Compensation and Compliance Committees of Las Vegas Sands and a former member of the Compensation and Nominating and Corporate Governance Committees of Red Hat, Ms. Chau brings to our Board corporate governance experience.

David Dolby has served as a director since February 2011. Mr. Dolby is founder and currently serves as a Managing Director of Dolby Family Ventures, an early stage venture firm unrelated to Dolby Laboratories that launched in June 2014 to invest in companies and technologies with the potential for significant social impact. Previously, Mr. Dolby served as a consultant to our Board on technology strategy matters from February 2011 until February 2015. Mr. Dolby also served as Manager, Strategic Partnerships of Dolby Laboratories from May 2008 until February 2011. In this role, Mr. Dolby was responsible for managing the company’s strategic partnerships and technology standards for internet media encoding, delivery and playback. He represented the company in technical and business working groups at a variety of international standards groups, including Universal Serial Bus, Digital Living Network Alliance, Digital Entertainment Content Ecosystem Ultraviolet, and Blu-ray Disc Association. Mr. Dolby has attended industry events with the company for a significant number of years, including Audio Engineering Society, National Association of Broadcasters, International Consumer Electronics Show, ShoWest, Cine Expo International, IFA, and Custom Electronic Design and Installation Association. From 2006 to 2008, Mr. Dolby was a self-employed entrepreneur and investor. Mr. Dolby attended Stanford Business School between 2004 and 2006. During that time, he served as product manager at Kaleidescape, Inc., a Silicon Valley technology firm focused on high-performance music and movie server systems. From 2003 to 2006, he owned and operated Charter Flight LLC, a private aircraft leasing business. In addition, during 2004, Mr. Dolby was an investment banking analyst focused on technology at Perseus Group (now GCA Savvian). From 2000 to 2002, Mr. Dolby was an employee of NetVMG, a company developing route control software for optimizing multi-homed IP network routing. Before joining NetVMG, Mr. Dolby worked for engineering firms Bechtel and Poe & Associates. Mr. Dolby serves on the board of directors of Cogstate Limited, a cognitive assessment and training company focused on the development and commercialization of computerized tests of cognition. Mr. Dolby serves on Cogstate’s Audit and Compliance Committee and Remuneration and Nomination Committee. Mr. Dolby received a B.S.E. in Civil Engineering from Duke University and an M.B.A. from Stanford University.

Mr. Dolby brings experience to our Board in home theater system technology and software technology productization, and offers a long-term perspective on the growth of the company and its commitment to excellence in audio and video.

Nicholas Donatiello, Jr. has served as a director since February 2009. Mr. Donatiello has been the President and Chief Executive Officer of Odyssey Ventures, Inc. since September 1993. Prior to founding Odyssey, he was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant at McKinsey & Company. Mr. Donatiello is a member of the board of directors of Big 5 Sporting Goods Corporation, a sporting goods retailer in the western United States, where he serves on the Nominating and Corporate Governance Committee and the Compensation Committee. He is Chairman of the Board of Directors of three of the American Funds managed by Capital Research and Management. From time to time he also serves on the boards of directors of private companies and since January 2010, as a member of the board of directors for the Schwab Charitable Fund. Mr. Donatiello is also a Lecturer in Accounting at the Stanford Graduate School of Business. Mr. Donatiello served on the board of Gemstar-TV Guide International from July 2000 to May 2008. In addition, Mr. Donatiello served as director of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010 and as Chairman of the Board of KQED, Inc. from 2006 through 2008. Mr. Donatiello holds a B.S.E. degree in engineering from Princeton University and an M.B.A. degree from Stanford University.

As the founder, President and Chief Executive Officer of Odyssey Ventures, Inc., a strategy consulting and market research firm focused on understanding consumers, media and technology, Mr. Donatiello has extensive experience in the marketing elements of Dolby’s markets. In addition, through his work at McKinsey & Company and his service on the boards of a variety of private and public companies, Mr. Donatiello has a broad understanding of the operational, financial and strategic issues facing companies.

N. William Jasper, Jr. has served as a director since June 2003. Mr. Jasper joined Dolby in February 1979 as Chief Financial Officer and retired as President and Chief Executive Officer in March 2009. Mr. Jasper served in a variety of positions prior to becoming President in May 1983, including as our Vice President, Finance and Administration and as our Executive Vice President. Mr. Jasper is an at-large member of the Academy of Motion Picture Arts and Sciences. He holds a B.S. degree in industrial engineering from Stanford University and an M.B.A. from the University of California at Berkeley.

With his 30 years of experience as an executive officer of Dolby, Mr. Jasper has extensive experience in Dolby’s markets and brings to our Board a deep understanding not only of the role of our Board, but also of the company and its operations.

Simon Segars has served as a director since February 2015. Since 1991, Mr. Segars has worked for ARM Holdings plc, a designer and provider of microprocessors, software development tools and related technologies that was publicly held until its acquisition by SoftBank Group Corp. in September 2016. Mr. Segars has served as ARM’s Chief Executive Officer since July 2013 and as a member of its board of directors since 2005. Mr. Segars also has served as a member of SoftBank Group Corp.’s board of directors since June 2017. He served as President of ARM in 2013 before being promoted to Chief Executive Officer. Mr. Segars held the position of Executive Vice President and General Manager, Physical IP Division, from 2007 to 2012. Prior senior roles at ARM include Executive Vice President, Engineering; Executive Vice President, Worldwide Sales; and Executive Vice President, Business Development. Mr. Segars worked on many of the early ARM CPU products and led the development of the ARM7 and ARM9 Thumb® families. He holds a number of patents in the field of embedded CPU architectures. Mr. Segars received his Bachelors in Electronic Engineering from the University of Sussex, and obtained a Masters of Computer Science from the University of Manchester. In addition to serving on ARM and SoftBank Group Corp.’s boards of directors, Mr. Segars currently serves on the boards of directors of the Electronic System Design Alliance, the Global Semiconductor Alliance, and the UK’s TechWorks.

As a trained and former engineer, Mr. Segars has extensive experience in the technological elements of Dolby’s business operations. In addition, with his significant experience as an executive officer of ARM, and his service on the boards of both public and private companies, Mr. Segars brings to our Board a valuable understanding of the operational and strategic issues facing companies.

Roger Siboni has served as a director since July 2004. Mr. Siboni served as the Chairman of the Board of Epiphany, Inc., a provider of customer interaction software, from December 1999 until Epiphany, Inc. was acquired by SSA Global Technologies, Inc. in September 2005. Mr. Siboni also served as President and Chief Executive Officer of Epiphany from August 1998 to July 2003. From July 1996 to August 1998, Mr. Siboni was Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting firm. From July 1993 to June 1996, Mr. Siboni was Managing Partner of KPMG Peat Marwick LLP’s information, communication and entertainment practice. Mr. Siboni also serves on the boards of directors of Cadence Design Systems, a provider of software, hardware, and system design tools to enable the design and development of electronic products, Coupa Software Incorporated, a provider of spend management solutions via a cloud-based platform, and a number of private companies. Previously, Mr. Siboni served on the board of FileNet Corporation, from December 1998 until it was acquired by IBM in October 2006; the board of infoGROUP Inc., from January 2009 until it was acquired by CCMP Capital Advisors in July 2010; the board of ArcSight, Inc., from June 2009 until it was acquired by Hewlett-Packard Company in October 2010; the board of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010; and the board of Marketo, Inc., from October 2011 until it was acquired by Milestone Holdco, LLC in August 2016. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley.

As a former Chairman of the Board and Chief Executive Officer of Epiphany, Inc., a former Chief Operating Officer and Managing Partner of the information, communication and entertainment practice at KPMG LLP and a director of a number of companies, including as a member of the Audit (where he also serves as Chair), Finance and Corporate Governance and Nominating Committees of Cadence Design Systems, and as a member of the Audit (where he also serves as Chair) and Nominating and Corporate Governance Committees of Coupa Software Incorporated, Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance experience.

Avadis Tevanian, Jr. has served as a director since February 2009. Dr. Tevanian serves as a Managing Director of NextEquity Partners, a firm he co-founded in July 2015, and Elevation Partners, a firm he joined in January 2010, making venture capital and private equity investments. Previously, Dr. Tevanian served as the Software Chief Technology Officer of Apple Inc. from 2003 to 2006. As Software CTO, Dr. Tevanian focused on setting the company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Dr. Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT, Inc.

in 1997. As Senior Vice President of Software, Dr. Tevanian led the software engineering team responsible for the creation of macOS and worked as part of Apple’s executive team. Before joining Apple, he was Vice President of Engineering at NeXT, Inc. and was responsible for managing NeXT’s engineering department. Dr. Tevanian started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now macOS and iOS, are based. Dr. Tevanian is a former board member of Tellme Networks, Inc., an internet telecom company acquired by Microsoft. He holds a B.A. degree in mathematics from the University of Rochester and M.S. and Ph.D. degrees in computer science from Carnegie Mellon University.

With more than 20 years of operational and software expertise, including as Apple’s Chief Software Technology Officer, Dr. Tevanian brings to our Board extensive experience in consumer technology businesses and a deep understanding of the operational and strategic issues facing companies.

There are no family relationships among any of our directors and executive officers.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding our Board.

Our Board of Directors recommends a vote “FOR” the election of each of the nominees set forth above.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2017. Our CEO did not receive additional compensation for his service as a director, and his compensation as an employee is presented in the Fiscal 2017 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Micheline Chau	70,000	249,143	—	—	319,143
David Dolby	55,000	249,143	—	—	304,143
Nicholas Donatiello, Jr.	87,000	249,143	—	—	336,143
Peter Gotcher	115,000	249,143	—	—	364,143
N. William Jasper, Jr.	50,000	249,143	—	—	299,143
Simon Segars	63,000	249,143	—	—	312,143
Roger Siboni	90,000	249,143	—	—	339,143
Avadis Tevanian, Jr.	77,000	249,143	—	—	326,143

(1)	Consists of Board and committee annual retainers and, if applicable, Board chairman retainer and committee chairman retainers.
(2)	Stock Awards consist solely of restricted stock unit awards for shares of our Class A Common Stock. The amounts reported reflect the grant date fair value of each equity award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), excluding estimated forfeitures. See Note 7 to our consolidated financial statements in our 2017 Annual Report on Form 10-K for more information. The amounts reported do not reflect the compensation actually realized by the non-employee directors. There can be no assurance that the restricted stock unit awards will vest (in which case no value will be realized by the individual) or that the value on vesting will approximate the compensation expense recognized by us.

In fiscal 2017, our non-employee directors received the following restricted stock unit awards:

Name	Grant Date	Approval Date	Number of Securities Subject to Restricted Stock Unit Awards	Grant Date Fair Value ($)
Micheline Chau	02/07/2017	02/07/2017	5,233	249,143
David Dolby	02/07/2017	02/07/2017	5,233	249,143
Nicholas Donatiello, Jr.	02/07/2017	02/07/2017	5,233	249,143
Peter Gotcher	02/07/2017	02/07/2017	5,233	249,143
N. William Jasper, Jr.	02/07/2017	02/07/2017	5,233	249,143
Simon Segars	02/07/2017	02/07/2017	5,233	249,143
Roger Siboni	02/07/2017	02/07/2017	5,233	249,143
Avadis Tevanian, Jr.	02/07/2017	02/07/2017	5,233	249,143

As of September 29, 2017, the aggregate number of shares of our Class A Common Stock subject to outstanding stock options and restricted stock unit awards held by each of our non-employee directors is listed in the table below.

Name	Aggregate Number of Shares of Class A Common Stock Subject to Outstanding Stock Options at Sep. 29, 2017	Aggregate Number of Shares of Class A Common Stock Subject to Restricted Stock Unit Awards at Sep. 29, 2017
Micheline Chau	—	5,233
David Dolby	3,512	5,233
Nicholas Donatiello, Jr.	—	5,233
Peter Gotcher	32,401	5,233
N. William Jasper, Jr.	83,527	5,233
Roger Siboni	—	5,233
Simon Segars	—	5,233
Avadis Tevanian, Jr.	—	5,233

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Nominating and Governance Committee is responsible for conducting periodic reviews of our non-employee director compensation and, if appropriate, recommending to our Board any changes in the type or amount of compensation.

Cash Compensation

During fiscal 2017, the annual cash retainers for serving as a non-employee director on our Board or committees of the Board were as follows:

Board/Committee	Member Annual Retainer	Chairman Annual Retainer (in Addition to Member Retainer)
Board	$50,000	$50,000
Audit	$13,000	$17,000
Compensation	$10,000	$15,000
Nominating and Governance	$7,000	$8,000
Technology Strategy	$5,000	$5,000

Members of the Stock Plan Committee receive no annual cash retainer for serving on this committee.

Equity Compensation

During fiscal 2017, a newly appointed non-employee director was eligible to receive an “initial” restricted stock unit award, and all incumbent/continuing non-employee directors were eligible to receive an annual “subsequent” restricted stock unit award, in each case covering that number of shares of our Class A Common Stock as determined by dividing $250,000 (pro-rated for complete months of service in the case of an initial restricted stock unit award) by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. Both initial and subsequent restricted stock unit awards vest in full on the day preceding the date of the next Annual Meeting of Stockholders following the grant date of the award (or if earlier, the first anniversary of the award’s grant date). All shares covered by initial or subsequent restricted stock unit awards will become fully vested immediately prior to a change in control of Dolby.

Director Compensation Review

The Nominating and Governance Committee reviews our non-employee director compensation on an annual basis, and if appropriate, recommends changes to our Board. During fiscal 2017, the Nominating and Governance Committee engaged Compensia, Inc. for purposes of advising on its director compensation review. The Nominating and Governance Committee asked Compensia to provide its perspective on recent non-employee director compensation trends and developments, upon which Compensia concluded that our non-employee director compensation program remains aligned with peer practice. Following such review, the Nominating and Governance Committee concluded that no changes to director compensation were advisable for fiscal 2018.

In addition to assisting the Nominating and Governance Committee on its director compensation review, Compensia has advised the Compensation Committee on executive officer compensation matters and has provided other services to Dolby in designing employee compensation programs. The Compensation Committee took into account the provision of these services and the compensation to Compensia for such services in determining that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest, as described in “Compensation Discussion and Analysis—Roles of the Compensation Committee, Management and Compensation Consultant—Role of Compensation Consultant.”

Other Arrangements

We reimburse our non-employee directors for reasonable travel, lodging, and related expenses in connection with attendance at our Board and committee meetings and company-related activities. Eligible non-employee directors may elect to participate in our company-wide healthcare program (which is a program that does not discriminate in scope, terms or operation, in favor of executive officers or directors), provided that they pay the premiums associated with their (and their eligible dependents’) healthcare coverage.

Non-Employee Director Stock Ownership Guidelines

Our Board has approved stock ownership guidelines for our non-employee directors based on our belief that stock ownership further aligns the interests of our non-employee directors with those of our stockholders. These guidelines provide that each non-employee director is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of (i) the value of five times his or her annual retainer for service on our Board or (ii) a fixed number of shares having a value equal to five times his or her annual retainer on September 22, 2015 (representing the date of the most recent amendment of the stock ownership guidelines). Compliance is measured as of the last day of each fiscal year. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chairman of any Board committees, or for serving as the Chairman of the Board. Directors have five years from the date they first become a non-employee director to achieve the requisite level of ownership.

As of the end of fiscal 2017, all of our non-employee directors were in compliance with our non-employee director stock ownership guidelines.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

Our Board held seven meetings during fiscal 2017. Each of our directors attended at least 75% of the aggregate number of meetings held by our Board and the committees on which he or she served during fiscal 2017.

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Stock Plan Committee, each of which has the composition and responsibilities described below. Our Board also has convened an ad hoc Technology Strategy Committee, which has the composition and responsibilities described below. Our Board may in the future convene additional ad hoc committees of our Board as it deems necessary or advisable.

Each of the committees of our Board described below acts pursuant to a written charter approved by our Board, each of which is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm.

The non-employee members of our Board regularly meet in executive session without management present. In addition, the independent members of our Board also meet regularly in executive session. Peter Gotcher, our independent Chairman of the Board, serves as the Presiding Director of these executive sessions.

Audit Committee

The current members of the Audit Committee are Micheline Chau, Roger Siboni, and Simon Segars, each of whom is a non-employee member of our Board. Mr. Siboni is the chairman of the Audit Committee. The Audit Committee held 12 meetings during fiscal 2017. Our Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the New York Stock Exchange (the “NYSE”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Our Board also has determined that each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the NYSE and SEC, and is an “audit committee financial expert” as defined in SEC rules.

The Audit Committee has established a telephone and internet whistleblower hotline for the anonymous submission of suspected violations, including accounting, internal controls or auditing matters, harassment, fraud and policy violations.

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	Selecting and hiring our independent auditors, and approving the audit and permissible non-audit services to be performed by them;

•	Evaluating the qualifications, performance and independence of our independent auditors;

•	Evaluating the performance of our internal audit function;

•	Reviewing the adequacy and effectiveness of our control policies and procedures;

•	Acting as our Qualified Legal Compliance Committee to review any report made known to the committee by attorneys employed or retained by Dolby or its subsidiaries of a material violation of U.S. federal or state securities or similar laws;

•	Reviewing, approving or ratifying related person transactions;

•	Attending to risk management matters; and

•	Preparing the Audit Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Compensation Committee

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Roger Siboni and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Mr. Donatiello is the chairman of the Compensation Committee. The Compensation Committee held eight meetings during fiscal 2017. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The Compensation Committee is responsible for, among other things:

•	Reviewing and approving corporate goals and objectives relevant to our CEO’s compensation and evaluating our CEO’s performance in light of those goals and objectives;

•	Reviewing and approving the following elements of compensation for our CEO and other executive officers: annual base salary; annual incentive compensation, including the specific performance goals and amounts; long-term incentive compensation; employment agreements; severance arrangements and change in control provisions; and any other significant benefits, compensation or arrangements that are not available to employees generally;

•	Administering Dolby’s broad-based equity incentive plans, including granting equity awards under such plans;

•	Evaluating and approving compensation plans, policies and programs for our CEO and other executive officers;

•	Attending to compensation-related risk management matters;

•	Overseeing our policy on the recovery (“clawback”) of incentive compensation and our executive stock ownership guidelines;

•	Retaining and assessing the independence of any Compensation Committee advisors; and

•	Reviewing the Compensation Discussion and Analysis, and preparing the Compensation Committee report, that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Micheline Chau, Nicholas Donatiello, Jr., Peter Gotcher, and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Mr. Gotcher is the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held six meetings during fiscal 2017. Our Board has determined that each member of the Nominating and Governance Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The Nominating and Governance Committee is responsible for, among other things:

•	Assisting our Board in identifying and recommending director nominees;

•	Developing and recommending corporate governance principles;

•	Overseeing the evaluation of our Board, Board committees and individual directors;

•	Recommending Board committee assignments;

•	Making an annual report to our Board on succession planning;

•	Attending to Board- and corporate governance-related risk management matters; and

•	Reviewing and making recommendations to our Board regarding director compensation.

Stock Plan Committee

The current members of the Stock Plan Committee are Nicholas Donatiello, Jr. and Kevin Yeaman. In fiscal 2017, the Stock Plan Committee held one meeting and granted equity awards by written consent on 12 occasions. The Stock Plan Committee has the authority to grant stock options, stock appreciation rights and restricted stock unit awards to newly hired employees and consultants who will not be executive officers or directors of Dolby on the date of grant, and to make performance, promotion or retention grants of equity awards to employees and consultants who are not executive officers or directors of Dolby on the date of grant. Equity awards granted by the Stock Plan Committee are subject to the terms and conditions of the Equity-Based Award Grant and Vesting Policy described in the Compensation Discussion and Analysis below.

Technology Strategy Committee

The current members of the Technology Strategy Committee are David Dolby, Nicholas Donatiello, Jr. and Avadis Tevanian, Jr. Mr. Tevanian is the chairman of the Technology Strategy Committee. The Technology Strategy Committee held three meetings during fiscal 2017. The Technology Strategy Committee is responsible for exploring the opportunities and issues associated with Dolby’s technology strategies and intellectual property.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing Dolby’s risk management structure. Management is responsible for establishing our business and operational strategies, identifying and assessing the related risks and implementing appropriate risk management practices on a day-to-day basis. Our Board reviews our business and operational strategies and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the company. Our Board meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, operational risks, legal risks and risks related to Dolby’s acquisition strategies, among others. Our Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring our financial condition and investments, the integrity of our financial statements, accounting matters, internal controls over financial reporting, the independence of Dolby’s independent registered public accounting firm, KPMG, and guidelines and policies with respect to risk assessment and risk management. The Audit Committee receives periodic internal controls and related assessments from Dolby’s finance department and an annual attestation report on internal control over financial reporting from KPMG. The Audit Committee oversees Dolby’s annual enterprise business risk assessment, which is conducted by our Internal Audit Department. The annual enterprise business risk assessment reviews the primary risks facing the company and Dolby’s associated risk mitigation measures. In addition, the Audit Committee discusses other risk assessment and risk management policies of the company periodically with management.

The Compensation Committee oversees the design of executive compensation structures that create incentives that encourage behaviors and decisions consistent with our business strategy, including a review of an annual risk assessment with respect to our compensation programs and policies.

The Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, structure and compensation, succession planning for our directors and executive officers and corporate governance policies.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board does not have a policy regarding the separation of the offices of the Chairman of the Board and CEO and that our Board is free to choose the Chairman of the Board in any way that it deems best for the company at any given point in time. Our Board believes that these issues should be considered as part of our Board’s broader governance responsibilities.

Our Board has determined that having two different individuals serve in the roles of Chairman of the Board and CEO is in the best interest of the company’s stockholders at this time. Mr. Yeaman currently serves as our CEO and Mr. Gotcher currently serves as our independent Chairman of the Board. The CEO is responsible for the strategic direction, day-to-day leadership, and performance of the company, while the Chairman of the Board provides overall leadership to our Board. The Chairman of the Board also works with the CEO and General Counsel to prepare Board meeting agendas and chairs meetings of our Board. The leadership structure allows the CEO to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. Our Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

Our Board has determined that Ms. Chau and Messrs. Donatiello, Gotcher, Jasper, Segars, Siboni and Dr. Tevanian do not have any material relationship with Dolby and are independent within the meaning of the standards established by the NYSE. In making this determination, our Board considered all relevant facts and circumstances known to us, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships. With respect to Mr. Jasper, our Board also specifically considered that Mr. Jasper retired as President and Chief Executive Officer of Dolby in March 2009 and has not held a management position with the company for more than five years.

Succession Planning

As reflected in our Corporate Governance Guidelines, a key responsibility of our Board is to work with the Nominating and Governance Committee on succession planning for our CEO. As part of this process, our Board works with the Nominating and Governance Committee to identify potential successors to our CEO and the committee makes an annual report to our Board. Our Board also has adopted an emergency succession plan in the event of the death, disability, incapacity or unanticipated departure or leave of our CEO.

Policy for Director Recommendations

It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to our Board from stockholders holding at least 250,000 shares of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wishes to recommend a candidate for election to our Board should send the recommendation by letter to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Dolby and evidence of the recommending stockholder’s ownership of Dolby Common Stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•

In its evaluation of director candidates, including the members of our Board eligible for re-election, the committee will consider the following: (i) the current size and composition of our Board and the needs of our Board, and the respective committees of our Board; (ii) without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and (iii) other factors that the committee may consider appropriate;

•	The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on our Board: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing Board; (iv) the ability to assist and support management and make significant contributions to Dolby’s success; and (v) an understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•	If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, our Board or management; and

•	The committee may propose to our Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to our Board.

We do not maintain a separate policy regarding the diversity of our Board, but during the director nomination process, as described above, the Nominating and Governance Committee considers diversity of experience and diversity of perspective.

For stockholders who wish to nominate a candidate for election to our Board (as opposed to only recommending a candidate for consideration by the Nominating and Governance Committee as described above), see the procedures discussed in “Additional Meeting Matters” below.

Policies and Procedures for Communications to Non-Employee or Independent Directors

In cases where stockholders or interested parties wish to communicate directly with our non-employee or independent directors, messages may be sent to our General Counsel, at generalcounsel@dolby.com, or to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to our Board at each regularly scheduled meeting of our Board, or if appropriate, solely to the non-employee or independent directors at each regularly scheduled executive session of non-employee or independent directors. Where the nature of a communication warrants, our General Counsel may obtain the more immediate attention of the appropriate committee of our Board, of non-employee or independent directors, of independent advisors or of Dolby management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder or interested party communication is necessary.

Attendance at Annual Meeting of Stockholders

We encourage our directors to attend our Annual Meetings of Stockholders, and all of the members of our Board attended the 2017 Annual Meeting.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is applicable to all of our directors and our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm. We will post any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or NYSE on this website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that contain the general framework for the governance of the company. Among other things, our Corporate Governance Guidelines address:

•	The role of our Board;

•	The size and composition of our Board and its committees;

•	New director orientation and continuing education;

•	Board and committee authority to retain independent advisors;

•	Board meetings and process;

•	Board self-evaluation;

•	Evaluation of our CEO and succession planning;

•	Corporate business principles and policies applicable to our Board; and

•	Communications by Board members with outside constituencies.

The Nominating and Governance Committee will periodically review the guidelines and report any recommended changes to our Board. The Corporate Governance Guidelines are available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Roger Siboni and Avadis Tevanian, Jr. None of our executive officers has served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Rule 10b5-1 Trading Plans

Certain of our directors and executive officers have adopted, and in the future may adopt, written trading plans that meet the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 allows persons who may be considered insiders of an issuer to adopt pre-arranged written plans for trading specified amounts of stock. Rule 10b5-1 trading plans establish predetermined trading parameters that, among other things, do not permit the person adopting the trading plan to exercise subsequent influence over how, when or whether to effect trades. Once a Rule 10b5-1 trading plan has been properly adopted, trades may be executed pursuant to the terms of the trading plan at times when the person would otherwise be restricted from trading (e.g., during a “closed window”). Rule 10b5-1 trading plans are designed to allow individuals to purchase or sell shares in an orderly fashion for asset diversification, liquidity, tax planning and other purposes when they might otherwise be restricted from doing so due to material, non-public information that they might possess at the time of the purchase or sale.

Under our policies, directors and executive officers may enter into a new Rule 10b5-1 trading plan or amend an existing trading plan only during an “open window” and only if they are not in possession of any material non-public information concerning Dolby at the time. In addition, trades pursuant to a new or amended Rule

10b5-1 trading plan may not be made until the date of the opening of the next quarterly trading window following the date of entry into, or amendment of, such trading plan. Each Rule 10b5-1 trading plan generally must remain in effect for at least one year following its adoption and must automatically terminate within two years from the adoption date. Rule 10b5-1 trading plan terms do not generally restrict directors or executive officers from making trades outside of the trading plans, provided that any such trades occur during “open windows” and are otherwise subject to our insider trading policy requirements.

Sale transactions by our directors and executive officers under Rule 10b5-1 trading plans will be disclosed publicly through filings with the SEC to the extent required. We do not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of our directors or executive officers, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

In fiscal 2017, Dagmar Dolby, as Trustee of various Dolby family trusts, adopted Rule 10b5-1 trading plans. Sales under these trading plans were completed in August 2017, and an aggregate of 1,200,000 shares were sold under these plans in fiscal 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of either our Class A Common Stock or Class B Common Stock; (ii) each of our directors; (iii) each of our NEOs; and (iv) all of our directors and executive officers as a group. The information provided in the table is as of November 24, 2017, and is based on our records, information filed with the SEC, and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 59,773,020 shares of our Class A Common Stock and 42,873,597 shares of our Class B Common Stock outstanding as of November 24, 2017. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (i) shares of Common Stock subject to stock options held by that person that were exercisable on or are exercisable within 60 days of November 24, 2017; and (ii) shares of Common Stock subject to restricted stock unit awards held by that person that are subject to vest within 60 days of November 24, 2017.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned				% Total Voting Power(2)
	Class A Common Stock(1)		Class B Common Stock(1)
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Ray Dolby 2002 Trust A, dated April 19, 2002(3)	—	—	160,592	*	*
Ray Dolby 2002 Trust B, dated April 19, 2002(4)	—	—	463,262	1.1%	*
Dolby Holdings II LLC(5)	—	—	1,040,000	2.4%	2.1%
Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999(6)	—	—	24,932,162	58.2%	51.0%
Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999(7)	—	—	11,526,194	26.9%	23.6%
Dagmar Dolby 2016 Trust BB, dated March 23, 2016(8)	—	—	2,712,400	6.3%	5.6%
Dagmar Dolby 2017 Trust BB, dated May 25, 2017(9)	—	—	1,937,600	4.5%	4.0%
Dagmar Dolby(10)	1,692,789	2.8%	42,772,210	99.8%	87.9%
Thomas E. Dolby(11)	—	—	680,592	1.6%	1.4%
Clearbridge Investments, LLC(12)	6,092,022	10.2%	—	—	1.2%
The Vanguard Group(13)	4,262,285	7.1%	—	—	*
Directors and Named Executive Officers:
Kevin Yeaman(14)	1,299,918	2.1%	—	—	*
Lewis Chew(15)	494,102	*	—	—	*
Andy Sherman(16)	312,480	*	—	—	*
Robert Borchers(17)	156,989	*	—	—	*
Steven Forshay(18)	179,073	*	—	—	*
Micheline Chau	41,366	*	—	—	*
David Dolby(19)	57,202	*	42,091,618	98.2%	86.2%
Nicholas Donatiello, Jr.(20)	18,295	*	—	—	*
Peter Gotcher(21)	74,384	*	—	—	*
N. William Jasper, Jr.(22)	90,527	*	10,000	*	*
Simon Segars	15,334	*	—	—	*
Roger Siboni	15,334	*	—	—	*
Avadis Tevanian, Jr.(23)	42,174	*	—	—	*
All executive officers and directors as a group (13 persons)(24)	2,797,178	4.5%	42,101,618	98.2%	86.8%

*	Less than one percent.

(1)	Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a one-for-one share basis. The Class A Common Stock beneficial ownership percentages shown in the “Class A Common Stock” column of this table are calculated based on the number of shares of Class A Common Stock that are outstanding and beneficially owned by each beneficial owner as of November 24, 2017, and do not reflect the conversion of any shares of Class B Common Stock beneficially owned by such beneficial owner as of such date.
(2)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class.
(3)	Consists of 160,592 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust A, dated April 19, 2002 (the “Ray Dolby 2002 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust A. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust A, and Thomas E. Dolby has sole power to direct the voting of the shares held of record by the Ray Dolby 2002 Trust A. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Ray Dolby 2002 Trust A into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 24, 2017. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(4)	Consists of 463,262 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust B, dated April 19, 2002 (the “Ray Dolby 2002 Trust B”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust B, and David Dolby has sole power to direct the voting of the shares held of record by the Ray Dolby 2002 Trust B. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Ray Dolby 2002 Trust B into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 24, 2017. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(5)	Consists of 1,040,000 shares of Class B Common Stock held of record by Dolby Holdings II LLC (“Dolby Holdings”). Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings as the Manager of Dolby Holdings. Each of Thomas E. Dolby and David Dolby has sole power to direct the voting of 50% of the shares held of record by Dolby Holdings, as Special Managers of Dolby Holdings. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dolby Holdings into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 1.7% of the outstanding shares of Class A Common Stock as of November 24, 2017. Dagmar Dolby, Thomas E. Dolby, and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(6)	Consists of 24,932,162 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Marital Trust”). David Dolby is the Special Trustee of the Marital Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Marital Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Marital Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Marital Trust into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 29.4% of the outstanding shares of Class A Common Stock as of November 24, 2017. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(7)	Consists of 11,526,194 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Dagmar Dolby Trust”). David Dolby is the Special Trustee of the Dagmar Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby Trust into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 16.2% of the outstanding shares of Class A Common Stock as of November 24, 2017. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(8)	Consists of 2,712,400 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2016 Trust BB, dated March 23, 2016 (the “Dagmar Dolby 2016 Trust BB”). David Dolby is the Special Trustee of the Dagmar Dolby 2016 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2016 Trust BB, and David Dolby has sole power to direct the voting of the shares held of record by the Dagmar Dolby 2016 Trust BB. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby 2016 Trust BB into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 4.3% of the outstanding shares of Class A Common Stock as of November 24, 2017. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(9)	Consists of 1,937,600 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2017 Trust BB, dated May 25, 2017 (the “Dagmar Dolby 2017 Trust BB”). David Dolby is the Special Trustee of the Dagmar Dolby 2017 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2017 Trust BB, and David Dolby has sole power to direct the voting of the shares held of record by the Dagmar Dolby 2017 Trust BB. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby 2017 Trust BB into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 3.1% of the outstanding shares of Class A Common Stock as of November 24, 2017. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(10)	Consists of (i) the shares described in Notes 3 through 9, which descriptions are incorporated herein by reference, plus (ii) 816,789 shares of Class A Common Stock held of record by the Ray and Dagmar Dolby Family Fund, a California nonprofit public benefit corporation and a private foundation within the meaning of section 509(a) of the Internal Revenue Code (the “Dolby Family Fund”), plus (iii) 876,000 shares of Class A Common Stock held of record by the Dagmar Dolby Fund, a California nonprofit public benefit corporation (the “Dagmar Dolby Fund”). Dagmar Dolby is the President and sole director of, and has sole dispositive and voting power over the shares held of record by, the Dolby Family Fund. Dagmar Dolby, as one of three directors of the Dagmar Dolby Fund, has shared voting and dispositive power over all shares of Class A Common Stock held of record by the Dagmar Dolby Fund, with voting and disposition decisions requiring the majority vote of the Dagmar Dolby Fund’s board of directors. All shares beneficially owned by Dagmar Dolby collectively represent 87.9% of the total voting power of the Class A Common Stock and Class B Common Stock, and the shares over which Dagmar Dolby has sole or shared voting power collectively represent 75% of the total voting power of the Class A Common Stock and Class B Common Stock. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dagmar Dolby into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by Dagmar Dolby, would represent beneficial ownership of 43.4% of the outstanding shares of Class A Common Stock as of November 24, 2017. Dagmar Dolby disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.
(11)

Consists of all of the shares described in Note 3 and 50% of the shares described in Note 5, which descriptions are incorporated herein by reference. Assuming conversion of the shares of Class B Common Stock beneficially owned by Thomas E. Dolby into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 1.1% of the outstanding shares of Class A Common Stock as of

November 24, 2017. Thomas E. Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(12)	Based on a Schedule 13G/A filed with the SEC on March 10, 2017, wherein Clearbridge Investments, LLC (“Clearbridge”) reported beneficial ownership of 6,092,022 shares of Class A Common Stock. Clearbridge reported sole dispositive power as to all of the shares and sole voting power as to 5,864,858 of the shares. The address for Clearbridge is 620 8th Avenue, New York, New York 10018.
(13)	Based on a Schedule 13G/A filed with the SEC on February 9, 2017, wherein The Vanguard Group (“Vanguard”) reported beneficial ownership of 4,262,285 shares of Class A Common Stock. Vanguard reported sole dispositive power as to 4,227,005 of the shares, shared dispositive power as to 35,280 of the shares, sole voting power as to 32,334 of the shares, and shared voting power as to 5,552 of the shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(14)	Shares held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009 (the “Yeaman Trust”). Includes stock options held in the name of the Yeaman Trust to purchase 1,173,600 shares of Class A Common Stock that are exercisable within 60 days of November 24, 2017. Includes 48,423 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 24, 2017.
(15)	Includes stock options held by Mr. Chew to purchase 435,736 shares of Class A Common Stock that are exercisable within 60 days of November 24, 2017. Includes 16,346 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 24, 2017.
(16)	Includes stock options held by Mr. Sherman to purchase 285,057 shares of Class A Common Stock that are exercisable within 60 days of November 24, 2017. Includes 12,859 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 24, 2017.
(17)	Includes stock options held by Mr. Borchers to purchase 125,787 shares of Class A Common Stock that are exercisable within 60 days of November 24, 2017. Includes 21,849 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 24, 2017.
(18)	Includes stock options held by Mr. Forshay to purchase 134,818 shares of Class A Common Stock that are exercisable within 60 days of November 24, 2017. Includes 8,644 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 24, 2017.
(19)	Consists of (i) 55,917 shares of Class A Common Stock held of record by David Dolby, plus (ii) stock options held of record by David Dolby to purchase up to 1,285 shares of Class A Common Stock that were exercisable on or are exercisable within 60 days of November 24, 2017, plus (iii) all of the shares described in Notes 4, 6, 7, 8 and 9, which descriptions are incorporated herein by reference, plus (iv) 50% of the shares described in Note 5, which description is incorporated herein by reference. Assuming conversion of the shares of Class B Common Stock beneficially owned by David Dolby into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by David Dolby, would represent beneficial ownership of 41.4% of the outstanding shares of Class A Common Stock as of November 24, 2017. David Dolby disclaims beneficial ownership of the securities referenced in clauses (iii) and (iv) except to the extent of his pecuniary interest therein.
(20)	Shares held in the name of Nicholas Donatiello, Jr. as Trustee of the Nicholas Donatiello, Jr. Trust u/a/d April 22, 2011.
(21)	Includes stock options held by Mr. Gotcher to purchase 32,401 shares of Class A Common Stock that are exercisable within 60 days of November 24, 2017.
(22)	Shares held in the name of N. William Jasper, Jr. as Trustee of the N. William Jasper, Jr. 2004 Trust. Includes stock options held by Mr. Jasper to purchase 83,527 shares of Class A Common Stock that are exercisable within 60 days of November 24, 2017. Assuming conversion of the shares of Class B Common Stock beneficially owned by Mr. Jasper into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by Mr. Jasper, would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 24, 2017.
(23)	Shares held in the name of Avadis Tevanian, Jr. and Nancy Tevanian Trust u/a/d 5/29/96.

(24)	Includes (i) stock options held by all executive officers and directors to purchase an aggregate of 2,272,211 shares of Class A Common Stock that are exercisable within 60 days of November 24, 2017 and (ii) 108,121 shares of Class A Common Stock subject to restricted stock unit awards held by all executive officers and directors that vest within 60 days of November 24, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy. Pursuant to this policy, any related person transaction proposed or entered into by Dolby must be reviewed, approved or ratified by the Audit Committee in accordance with the terms of the policy. A “related person transaction” is a transaction between Dolby and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is or was an executive officer, director or nominee for director at any time since the beginning of the last fiscal year and such person’s immediate family members, or a greater than 5% beneficial owner of any class of our voting securities at the time of the occurrence or existence of the transaction and such owner’s immediate family members.

Any related person transaction proposed or entered into by Dolby that does not fall into a specified exclusion under the policy must be reported to Dolby’s General Counsel, and the Audit Committee will review, approve or ratify such transactions in accordance with the terms of the policy. In the course of its review and approval or ratification of a related person transaction, the Audit Committee considers:

•	The approximate dollar value of the amount involved in the transaction;

•	The related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Dolby than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to Dolby of, the transaction; and

•	Any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the use of certain theatres of the company by the immediate family members of Ray Dolby, to the extent that it may constitute a related person transaction, is deemed to be pre-approved under the terms of the policy.

Since October 1, 2016, we have not been a party to any related person transactions, other than the transactions described below.

Real Estate Transactions

Lease for 100 Potrero Avenue

Since 1980, we have leased approximately 70,000 square feet of office space located at 100 Potrero Avenue, San Francisco, California from several Dolby family trusts. We also lease additional parking and warehouse space from these Dolby family trusts in connection with our lease of 100 Potrero Avenue. The leases expire on October 31, 2024 and provide us an option to renew for two additional five year terms at a rate equal to the rent that the landlord could obtain for the applicable option term from a third party desiring to lease the premises for the option term, as determined by the landlord and agreed to by us.

Our rent expense for these facilities was $2.8 million in fiscal 2017 and the estimated rent expense over the remaining life of the leases for these facilities is $53.3 million, assuming that we exercise our option to renew the leases for two additional five year terms beyond their October 31, 2024 expiration and assuming a rental rate equal to the rate applicable to the month in which the leases are to expire (October 2024) (the actual rental rate during the option terms is not known at this time and may be materially different from the rate used in our assumptions). The Dolby family trusts, as landlord, retain the right to sublease approximately 1,099 square feet of office space in the premises with prior notice to us, at a rental rate equal to the then current base rent per square foot paid by us plus $14 per square foot per year (reflecting estimated costs payable by the us for the operation and maintenance of the premises, subject to an annual increase of 1.5% per year during each year of the sublease term). We are generally responsible for operating expenses, taxes, and the condition, operation, repair, maintenance, security and management of the premises. We have also agreed to indemnify and hold the Dolby family trusts, as landlord, harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from our conduct related to the premises.

Jointly-Owned Real Estate Entities

As of the end of fiscal 2017, the Dagmar Dolby Trust or Dolby Wootton Bassett, LLC (“DWB”), of which the Dagmar Dolby Trust is the sole member, own a majority financial interest in four real estate entities that owned or leased commercial real property to us in fiscal 2017. We own the remaining financial interests in these real estate entities. The following table sets forth, as of the end of fiscal 2017, for each of the four real estate entities, the entity that owns the majority financial interest in the real estate entity, the percentage interest owned, and the location of the property.

Real Estate Entity	Majority Owner	Majority Ownership Interest	Location of Property
Dolby Properties Burbank, LLC	Dagmar Dolby Trust	51%	Burbank, California
Dolby Properties Brisbane, LLC	Dagmar Dolby Trust	51%	Brisbane, California
Dolby Properties UK, LLC	Dagmar Dolby Trust	51%	Wootton Bassett, England
Dolby Properties, LP	DWB	90%	Wootton Bassett, England

Our expense recorded for rents payable to such entities was $1.3 million in fiscal 2017 and the estimated rent expense over the remaining life of the various leases for these facilities is approximately $12.6 million, assuming the exercise of our two five-year renewal options for our offices at 3601 W. Alameda Avenue in Burbank, California (for these purposes, assuming a rental rate equal to the rate applicable to the month in which the lease is scheduled to expire; the actual rental rate during any option term is not known at this time and may be materially different from the rate used in our assumptions). A summary of activity in fiscal 2017 with respect to properties owned by these jointly-owned real estate entities is set forth below.

Dolby Properties UK, LLC

In November, 2016, Dolby Properties UK, LLC, a limited liability company jointly owned by the Dagmar Dolby Trust and us, as described above, completed the sale of a plot of land it owned located in Wootton Bassett, England, to an unaffiliated third party for £700,000. 51% of the net proceeds from the sale of the property inured to the Dagmar Dolby Trust and the remainder to us.

When we negotiate new terms for any lease agreement with the Dolby family or any of the jointly-owned real estate entities, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an “arm’s-length” basis. We believe that all of our leases were entered into on a reasonable fair market basis.

Academy Museum Donations

In June 2014, we agreed to donate cinema products and related services to the Museum of the Academy of Motion Picture Arts and Sciences (the “Academy Museum”) having a retail value of approximately $7 million, in exchange for promotional benefits over a 15 year period, including our exclusive appointment as the audio/video sponsor of the Academy Museum theaters, public recognition of our donation, access to Academy Museum space for events, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits. Contemporaneously, the Dolby family agreed to donate $5 million in cash and/or marketable securities to the Academy Museum over time based on achievement of certain key project milestones, in exchange for certain naming rights, public recognition of the Dolby family’s donation, an installation at the Academy Museum dedicated to portraying Ray Dolby’s story, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits.

Other Arrangements with the Dolby Family

In the past, we have allowed members of the Dolby family to use our office facilities for their personal purposes on a limited basis, and we expect this use to continue in the future. For example, members of the Dolby family are allowed to use our conference and screening rooms for personal purposes up to ten times per year. Our Board has approved of these arrangements.

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below is intended to:

•	Explain our fiscal 2017 executive compensation program and philosophy to assist you in evaluating the compensation of our NEOs; and

•	Review how the Compensation Committee of our Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”) made its executive compensation decisions for fiscal 2017.

Named Executive Officers

Our NEOs are the individuals whose compensation is set forth in the Summary Compensation Table and accompanying tables. For fiscal 2017, our NEOs were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel and Corporate Secretary;

•	Robert Borchers, our Senior Vice President and Chief Marketing Officer; and

•	Steven Forshay, our Senior Vice President, Advanced Technology Group.

On November 13, 2017, Mr. Borchers notified us of his resignation as our Senior Vice President and Chief Marketing Officer, effective December 18, 2017.

Fiscal 2017 Financial and Operational Highlights

Business Overview

We create audio and imaging technologies that transform entertainment and communications at the cinema, at home, at work, and on mobile devices. Founded in 1965, our strengths stem from expertise in analog and digital signal processing and digital compression technologies that have transformed the ability of artists to convey entertainment experiences to their audiences through recorded media. Such technologies led to the development of our noise-reduction systems for analog tape recordings and have since evolved into multiple offerings that enable more immersive sound for cinema, digital television transmissions and devices, over-the-top (OTT) video services, digital versatile disc (DVD) and Blu-ray discs, gaming consoles, and mobile devices. Today, we derive the majority of our revenue from licensing our audio technologies. We also derive revenue from licensing our consumer imaging and communications technologies, as well as audio and imaging technologies for premium cinema offerings in collaboration with exhibitors. Finally, we provide products and services for a variety of applications in the cinema, broadcast, and communications markets.

Key Financial Highlights

Our key financial highlights for fiscal 2017 were as follows:

	Fiscal 2017	Fiscal 2016	Percentage Change
Total Revenue	$1,081.5 million	$1,025.7 million	5.4%
Net Income	$201.8 million	$185.9 million	8.6%
Diluted Earnings Per Share	$1.95	$1.81	7.7%
Non-GAAP Net Income*	$269.7 million	$249.0 million	8.3%
Non-GAAP Diluted Earnings Per Share*	$2.61	$2.43	7.4%
Stock Price Per Share (High and Low)	$59.79 / $44.99	$54.68 / $30.38	—
Stock Price Per Share as of Fiscal Year-End	$57.52	$54.29	5.9%

*	A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Return of Capital to Stockholders

In fiscal 2017, we returned $157.1 million to stockholders, $100.0 million of which was in the form of stock repurchases and $57.1 million of which was in the form of dividends.

Beginning with the introduction of our stock repurchase program in fiscal 2010 and through the end of fiscal 2017, we have returned cash of over $1.7 billion to our stockholders through stock repurchases, our quarterly dividend program, and our fiscal 2013 special dividend.

In October 2017, we announced a 14.3% increase in the per share dividend amount under our quarterly dividend program, from $0.14 to $0.16.

Key Business Highlights

In fiscal 2017, we continued to focus on expanding our leadership position in audio solutions for entertainment content, as well as delivering dynamic new audio and imaging technologies.

Expanding our Leadership Position in Audio Solutions – Audio Licensing, Products and Services

The following are select highlights of our audio solutions for fiscal 2017:

•	Broadcast. We saw the introduction of new ultra-high definition (UHD) products that incorporate our leading audio technologies, including Dolby Atmos® and our next-generation digital audio coding technology, AC-4. For example, the first Dolby Atmos TVs started shipping from LG, and both Samsung and LG started shipping TVs with AC-4. Along with these new product introductions, the availability of content in Dolby formats continued to grow in streaming and live broadcast. Dolby Atmos became available through OTT providers including Netflix, Tencent, and iQiYi. BT delivered an entire season of Premier League soccer matches in Dolby Atmos; France Television delivered the French Open in Dolby Atmos, AC-4, and Dolby VisionTM; and Sky Sports launched its live 4K services in Dolby Atmos. In addition, we had several live broadcast trials with Dolby Vision and Dolby Atmos in the U.K., France, Spain, and Brazil.

•	Consumer Electronics. The number of Dolby Atmos-enabled soundbars available from partners including LG, Sony, and Samsung grew from four to thirteen during fiscal 2017. Orange, the largest telecom provider in France, launched its Dolby Atmos service and is offering a Dolby Atmos soundbar to its subscribers. In addition, Amazon announced the new Fire TV with Dolby Atmos. These hardware offerings can be paired with a growing array of Dolby-enabled content via OTT services and Blu-ray discs.

•	Mobile. Dolby Digital PlusTM (DD+) is incorporated in Apple’s iOS, and we continued to focus on adoption of our technologies across other major mobile ecosystems, including Android, Windows, and Amazon, to facilitate delivery and enhanced consumption of Dolby-enabled content from a multitude of streaming services. In addition, our High Efficiency Advanced Audio Coding (HE-AAC) technology is a de facto audio standard across mobile devices. Dolby Atmos is currently featured on a number of mobile devices from partners including Amazon, Lenovo, and ZTE.

•	Personal Computers. Lenovo, Huawei, and Xiaomi launched personal computers that feature Dolby Atmos. We also partnered with Huawei on the system design to help create a more immersive audio experience.

•

Other Audio. Microsoft launched HDMI support for Dolby Atmos on Windows and Xbox One, which enables playback on downstream Atmos devices such as soundbars and audio-video receivers. In addition, we launched Dolby Atmos for Headphones, which allows a user to enable Dolby Atmos on their headphones by purchasing an app on the Microsoft app store. Original equipment manufacturers (OEMs) can also pre-purchase and bundle Dolby Atmos for Headphones into their offerings. For example, Plantronics released its RIG 800LX gaming headset that included a prepaid voucher to download Dolby Atmos for Headphones on Windows and Xbox.

•	Products and Services. As of the end of fiscal 2017, there were approximately 3,200 Dolby Atmos-enabled screens installed or committed to be installed, and approximately 780 Dolby Atmos theatrical titles announced or released. We also introduced our most recent cinema products, which include the IMS3000, an integrated imaging and audio server with Dolby Atmos, the Dolby Multichannel Amplifier, and our 3-Axis speaker. These products allowed us to offer a more complete Dolby Atmos offering that can also provide exhibitors with a more cost effective solution than what was previously available to them.

Expanding into New Audio and Visual Experiences

Our new growth initiatives include imaging solutions (comprised of Dolby Vision™ and our new patent licensing initiatives related to consumer imaging), Dolby Cinema™, and Dolby Voice®. The following are select highlights of our new growth initiatives for fiscal 2017:

•	Imaging Licensing. We saw the expansion of the ecosystem of products featuring Dolby Vision technologies. Apple announced that the iPhone X, iPhone 8, 2017 iPad Pro lineup, and Apple TV 4K will all support Dolby Vision. In addition, iTunes now has over 100 movies available in Dolby Vision content, and Netflix is streaming in Dolby Vision to these devices. We also significantly expanded the availability of Dolby Vision TVs with leading OEMs including LG, Vizio, Sony, and TCL. Beyond TVs, Huawei (a leading global set-top box provider) recently announced the inclusion of Dolby Vision in its flagship Internet Protocol TV set-top box. Additional devices that support Dolby Vision that were released during fiscal 2017 include UHD Blu-ray players by Phillips, Oppo, and LG.

The availability of entertainment content in Dolby Vision continued to grow. Lionsgate, Sony, Warner Bros., and Paramount have all released Blu-ray titles in Dolby Vision and Dolby Atmos. Furthermore, Disney released its first titles in Dolby Vision and Dolby Atmos for the home. There are movie titles and original TV content available in Dolby Vision through our OTT streaming partners, which include Netflix, iTunes, Amazon, Vudu, Tencent, and iQiYi.

We also expanded our new patent licensing initiatives related to our HEVC (High Efficiency Video Coding) and AVC (Advanced Video Coding) consumer imaging technologies and experienced increased growth primarily in the mobile and broadcast markets.

•	Dolby Cinema. We expanded our Dolby Cinema footprint by adding exhibitor partnerships with CGV and Huayi Brothers in Asia, Reel Cinemas in the Middle East, and Les cinémas Gaumont Pathé in France and the Netherlands. These new partners join a growing list of exhibitors who feature Dolby Cinema, including AMC in the U.S., Wanda and Jackie Chan Cinema in China, Cineplexx in Austria, and Vue in the Netherlands. In total, 112 Dolby Cinema locations were operational as of the end of fiscal 2017 compared to 37 at the start of fiscal 2017, and we have over 360 Dolby Cinema locations open or committed around the world. In addition, in fiscal 2017, 46 theatrical titles with Dolby Vision and Dolby Atmos were released, bringing the total number of titles announced or released to date to over 120, with participation from every major studio.

•	Dolby Voice. BlueJeans, a leading video meetings platform, most recently launched BlueJeans Room with Dolby Voice. Earlier in fiscal 2017, West, a leading global audio conferencing services provider, added Dolby Voice to its suite of offerings. By adding these new partners in fiscal 2017, we continued to expand Dolby Voice’s availability to the global market for audio and video conferencing services.

The Committee took these accomplishments into consideration in making its executive compensation determinations for fiscal 2017.

Fiscal 2017 Executive Compensation Highlights

In fiscal 2017, the Committee took the following actions with respect to the compensation of our NEOs:

•	Base Salary. The Committee increased our CEO’s base salary by 7% and all other NEO base salaries by 3% for calendar 2017. These increases were consistent with merit-based increases for our U.S. workforce, which were based on competitive merit increase survey data for technology companies. The increase in our CEO’s base salary was also intended to better align his target total cash compensation with market practice relative to our compensation peer group.

•	Annual Incentive Compensation. With respect to our annual incentive compensation plan for our executive officers, the 2017 Dolby Executive Annual Incentive Plan (the “2017 Executive Bonus Plan”):

•	The Committee approved annual incentive compensation targets for our NEOs—stated as a percentage of base salary for calendar 2017—at the same levels as in fiscal 2016 (100% for our CEO and 65% for each of our other NEOs).

•	The Committee approved annual incentive compensation payments at 106% of the annual incentive compensation targets for our NEOs other than Messrs. Sherman and Forshay, and at 132.5% of the annual incentive compensation targets for Messrs. Sherman and Forshay, based on team and individual performance and achievement of a combination of revenue and non-GAAP operating income targets under the 2017 Executive Bonus Plan, as described below.

•	Long-Term Incentive Compensation. The Committee approved the grant of performance-based stock options, time-based stock options, and restricted stock unit awards for each NEO, as reflected in the Grants of Plan-Based Awards in Fiscal 2017 table in “Executive Compensation Tables and Related Matters.”

Reinforcing our Business Strategy through an Emphasis on Incentive Compensation

The principal elements of the target total direct compensation opportunity of our executive officers are: long-term incentive compensation in the form of performance-based stock options, time-based stock options, and restricted stock unit awards; annual incentive compensation consisting of a cash bonus opportunity; and base salary. These principal elements are further described below.

The Committee allocated a substantial portion of the target total direct compensation opportunity of our NEOs to incentive compensation in fiscal 2017, the vast majority of which consists of long-term incentive compensation. The graphs below illustrate this emphasis on long-term incentive compensation in the target total direct compensation opportunities of our NEOs. The majority of this long-term incentive compensation is tied to equity vehicles the value of which is driven wholly by stock price appreciation, and the realization of which is conditioned upon the satisfaction of multi-year vesting requirements or the achievement of pre-established performance conditions. Because the value our NEOs could realize from their equity awards depends on the performance of our stock price, changes in our stock price will impact the value of their equity awards, and correspondingly, the total compensation realizable by, our NEOs. This design squarely aligns the interests of our NEOs with those of our stockholders and focuses their efforts on the successful execution of our business strategy.

*	The long-term incentive compensation percentage is based on the grant date fair value of the underlying equity awards (at target, in the case of performance-based stock options), computed in accordance with ASC Topic 718, and does not represent the compensation actually realized or currently realizable by our NEOs from such awards.

Consideration of Advisory Vote to Approve Named Executive Officer Compensation; Stockholder Engagement

At our 2017 Annual Meeting of Stockholders, we conducted a non-binding, advisory vote of our stockholders to approve the compensation of our NEOs (a “Say-on-Pay” vote). At that meeting, approximately 99% of the voting power of the shares present and entitled to vote on the proposal voted to approve the compensation of our NEOs.

On an annual basis, members of our senior management contact our largest stockholders in advance of our Annual Meeting of Stockholders to solicit their views on various governance matters, including our executive compensation policies and practices. Management reports this feedback to the Committee, which then considers it, as well as the results of our Say-on-Pay votes and other factors, in assessing its overall approach to executive compensation. Consistent with this feedback and as a result of its ongoing efforts to enhance the effectiveness of our executive compensation program, in fiscal 2016, for example, the Committee added performance-based stock options to our long-term incentive compensation program and adopted a compensation recovery (“clawback”) policy for executive officers.

The Committee will continue to carefully consider the results of our Say-on-Pay votes as well as stockholder feedback in overseeing our executive compensation program.

Roles of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee

The Committee approves and oversees the compensation program for our executive officers, including base salaries and annual and long-term incentive compensation programs. In discharging these duties, the Committee determines these elements of compensation for our CEO, and, with the input of our CEO, determines these elements for our other executive officers. In addition, the Committee oversees the equity incentive plans for our broad-based employee population and reviews equity grant guidelines for these employees on an annual basis.

The Committee routinely meets throughout the fiscal year in the ordinary discharge of its duties, including to determine the compensation for our executive officers. The Committee also regularly meets in executive session without management present.

Role of Management

Our CEO and members of our Human Resources, Legal and Finance Departments (collectively, “Management”) assist and support the Committee. At least annually, Management reviews our executive compensation philosophy with the Committee and, at the Committee’s direction, develops compensation proposals for Committee consideration. The Committee considers and approves any proposed changes to ensure that our compensation philosophy and programs remain aligned with our business objectives and support our efforts to attract and retain key talent in a competitive environment. In this regard, Management assesses a market review of peer company executive compensation levels and practices (“Market Comparables”) and provides the Committee with executive compensation information, including: historical base salary and annual incentive compensation payouts; fiscal year-end levels of equity ownership; equity award holdings; unrealized value calculations of vested and unvested equity awards at various stock prices; grant date fair values of equity award holdings (as computed for financial reporting purposes); and other relevant information.

At least annually, our CEO reviews with the Committee the performance of our other executive officers and recommends to the Committee base salary adjustments, annual incentive compensation targets, and long-term incentive compensation awards for each of these individuals. He also uses these individual performance assessments to make recommendations for annual incentive compensation payouts under the prior fiscal year’s annual incentive compensation plan. The Committee makes decisions with respect to our CEO’s compensation without him present and after considering input from our Chairman of the Board, the Chairman of the Committee, other members of our Board, and our CEO’s direct reports.

Role of Compensation Consultant

The Committee engages independent advisors to assist it in carrying out its responsibilities. During fiscal 2017, the Committee engaged Compensia, Inc. for the purpose of advising the Committee on executive compensation matters. Compensia also advised the Committee on certain matters related to our compensation programs for broad-based employees, including our equity utilization, participation and grant guidelines relative to market practices.

The Committee provided Compensia with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the Committee instructed Compensia to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to the Market Comparables. The Committee further instructed Compensia to evaluate the following elements to assist the Committee in establishing fiscal 2017 compensation:

•	Base salary;

•	Target and actual annual incentive compensation;

•	Target and actual total cash compensation (base salary and annual incentive compensation);

•	Long-term incentive compensation (equity awards);

•	Target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and

•	Beneficial ownership of our Common Stock.

Accordingly, Compensia performed a comparison of the compensation for each of our executive officers against the compensation of executives with similar positions within the Market Comparables and presented its report to the Committee. In November 2016, the Committee used the analysis in the course of its deliberations and determinations of executive compensation for fiscal 2017.

Representatives from Compensia attend most meetings of the Committee and communicate with members of the Committee and Management outside the formal Committee meetings from time to time.

During fiscal 2017, Compensia also performed services for us relating to equity use, amendment of our 2005 Stock Plan, proxy statement support, and general Committee meeting support. In addition, Compensia assisted the Nominating and Governance Committee on its review of the compensation of our non-employee directors. Compensia received compensation for these services. Based on an assessment of the factors set forth in the NYSE listing standards and the SEC’s rules and regulations, and taking into account the provision of these services, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflict of interest.

Use of Market Data for Competitive Positioning

The Committee does not benchmark compensation of our executive officers against the Market Comparables or pay practices of our compensation peer group. The Committee uses the Market Comparables and the pay practices of our compensation peer group only as a point of reference when setting compensation levels for each of our executive officers.

To assist it in analyzing our executive compensation program for fiscal 2017, the Committee directed Compensia to review and recommend potential changes to our compensation peer group and, thereafter, compile and analyze the executive compensation data for the companies in the peer group. Compensia also compiled and analyzed executive compensation data in published industry-specific compensation surveys and prepared a report for the Committee on the competitive positioning of our executive compensation program.

As part of this process, the Committee instructed Compensia that, for a company to be considered as a potential compensation peer group candidate, the company must operate in one of several designated industries (consumer electronics, technology IP licensing, entertainment technology, or software) and have a market capitalization within the range of approximately 0.25 times to four times our mid-calendar year market capitalization. Once an initial group of companies that met these industry and market capitalization thresholds had been identified, with Compensia’s input, the Committee evaluated them using the following additional selection criteria relative to the same criteria for Dolby:

•	Revenue;

•	Market capitalization as a multiple of revenue;

•	Market capitalization per employee;

•	Net income margin; and

•	Number of employees.

The Committee considered potential new additions only if they met at least three of the five selection criteria above. In its evaluation, the Committee also considered whether the potential compensation peer group candidates were direct competitors for executive talent, either because of their geographic proximity to us, prior recruitment history, or employment of individuals with unique skills or expertise that are comparable to the unique skills or expertise that are either required or desirable in our business.

Using these selection criteria, the Committee determined to add Netsuite Inc. and PTC Inc. to, and remove Informatica Corporation (due to its acquisition) from, our compensation peer group for fiscal 2017. Accordingly, our compensation peer group in fiscal 2017 comprised the following 16 companies:

•	Akamai Technologies Inc.

•	ANSYS, Inc.

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	CommVault Systems, Inc.

•	DreamWorks Animation SKG, Inc. (subsequently acquired, in August 2016)

•	Fortinet, Inc.

•	IMAX Corporation

•	InterDigital, Inc.

•	Netsuite Inc. (subsequently acquired, in November 2016)

•	NeuStar Inc.

•	PTC Inc.

•	Red Hat, Inc.

•	Rovi Corporation

•	Synopsys, Inc.

•	Verisign, Inc.

As discussed above, while the Committee uses the Market Comparables as a point of reference when setting compensation levels for each of our executive officers, the Committee does not benchmark compensation of our executive officers against the Market Comparables or pay practices of our compensation peer group. Instead, the Committee uses the Market Comparables as a market check to identify situations where an executive officer’s compensation may be an outlier—substantially below the 50th percentile or substantially above the 75th percentile.

The Committee has carefully considered its compensation peer group selection methodology and has consistently applied this methodology over time. However, given the unique nature of our business, selection of our peer group requires the Committee to use its judgment, in addition to the objective criteria contained in our peer group selection methodology. The Committee from time to time considers alternative peer group selection methodologies and has determined that our current peer group selection methodology continues to be the most appropriate methodology for us.

Overview of Executive Compensation Program

Objectives

The objectives of our executive compensation program are to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

Consistent with these objectives, our pay positioning strategy emphasizes the total direct compensation opportunity provided to our executive officers and places less weight on the discrete positioning of individual compensation elements. In addition, when evaluating total direct compensation, the Committee considers, as a point of reference only, compensation trends reflected by the companies in our compensation peer group (as described above) and companies with which we compete for talent. Individual elements of compensation are designed to create incentives that are consistent with our business needs and strategic objectives.

Executive Compensation Policies

In discharging its responsibilities relating to executive compensation, the Committee, with the assistance of its compensation consultant, monitors trends and developments in compensation policies and practices and seeks to enhance the effectiveness of our executive compensation program on an ongoing basis. As a result, our executive compensation program includes:

•	Pay-for-Performance. An effective pay-for-performance orientation, including the use of long-term incentive compensation, consisting of performance-based stock options, time-based stock options, and restricted stock unit awards, which together represent the largest portion of each executive officer’s total compensation package;

•	No Gross-Ups. A practice of not providing “golden parachute” excise tax gross-ups for our executive officers;

•	Double-Trigger Vesting. “Double-trigger” vesting acceleration arrangements in connection with a change in control of Dolby (that is, accelerated vesting that is triggered only upon certain specified terminations of employment following a change in control of Dolby) for equity awards granted to our executive officers, which are generally consistent with the arrangements provided to our broad-based employees as described in “—Severance and Change in Control Arrangements—General” below;

•	Limited Perquisites. A practice of providing our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and in furtherance of accomplishing our business objectives;

•	Compensation Survey Data. The use of compensation survey data, as well as publicly-available data about the compensation practices of our peers, to inform the design of our executive compensation program;

•	Stock Ownership Guidelines. Stock ownership guidelines for our executive officers that require them to hold a minimum number of qualifying Dolby equity securities;

•	Clawback Policy. A compensation recovery (“clawback”) policy that is applicable to our executive officers and provides for the recovery of certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of misconduct that results in the need for Dolby to prepare a material financial restatement;

•	No Short Selling, Pledging or Hedging. A general prohibition against short sales, pledging of stock, hedging of stock ownership positions and transactions involving derivative securities relating to shares of our Common Stock; and

•	Annual Compensation Risk Assessment. An annual risk assessment with respect to our compensation programs and policies, including the programs and policies for non-executive officer employees, as described in “Executive Compensation Tables and Related Matters—Compensation Program Risk Assessment.”

Fiscal 2017 Compensation Determinations

Committee Considerations

The Committee considered a variety of factors in determining the compensation for our executive officers for fiscal 2017. These factors included:

•	An evaluation of Dolby’s financial and operational performance, including progress against our business strategy;

•	An evaluation of the executive officer’s current scope of responsibility and contribution to Dolby’s success, including a review of his or her achievement of strategic business objectives;

•	An assessment of the executive officer’s potential to make future contributions to Dolby, including a review of his or her skills, experience, and past performance;

•	A review of retention considerations, including the current and potential value of unvested equity awards held by the executive officer;

•	A review of internal pay equity, including an analysis of how an executive officer’s target compensation compares to other executive officers;

•	A review of the Market Comparables;

•	The recommendation of our CEO with respect to his direct reports; and

•	With respect to our CEO, an assessment of his performance that includes feedback from our Chairman of the Board, the Chairman of the Compensation Committee, other members of our Board, and our CEO’s direct reports.

Our CEO applied a similar list of factors when formulating compensation recommendations for his direct reports (he did not participate in recommending or setting his own compensation). The Committee members and our CEO may have weighed these factors differently depending on the compensation element.

Base Salary

The Committee makes base salary adjustments, if any, on a calendar year (as opposed to a fiscal year) basis. Consequently, the fiscal 2017 base salary information reported in the Summary Compensation Table reflects a blend of calendar 2016 and calendar 2017 base salaries.

In November 2016, following its review of our executive compensation program objectives for fiscal 2017, the Committee assessed the base salaries of our executive officers in light of the factors described in “—Committee Considerations” above. As a result of this assessment, the Committee approved an increase of 7% in the base salary of our CEO and an increase of 3% in the base salary of each of our other NEOs for calendar 2017. These base salary increases were consistent with merit-based increases for our U.S. workforce, which members of our Human Resources Department established based on competitive merit increase survey data for technology companies. The increase in our CEO’s base salary was also intended to better align his target total cash compensation with market practice relative to our compensation peer group.

The annualized base salaries of our NEOs for calendar 2016 and 2017 are set forth below:

Executive Officer	2016 Base Salary	2017 Base Salary	Change
Kevin Yeaman	$716,000	$766,000	7%
Lewis Chew	$490,000	$505,000	3%
Andy Sherman	$441,000	$454,000	3%
Robert Borchers	$424,000	$437,000	3%
Steven Forshay	$417,000	$430,000	3%

Annual Incentive Compensation

Our annual incentive compensation plan consists of performance-based compensation, which is paid in cash, and in certain cases, in the form of restricted stock unit awards, as described in “—Annual Incentive Compensation—Form of Payment” below. Payouts under the plan are contingent on Dolby’s financial performance, which ensures that our executive officers are rewarded only to the extent that we achieve the financial objectives established under our annual operating plan.

Fiscal 2017 Executive Bonus Plan – Structure

The purpose of our 2017 Executive Bonus Plan was to motivate our executive officers to achieve specified annual financial (revenue and non-GAAP operating income) targets and to maintain a high level of team and individual performance.

We calculated the potential payouts under the 2017 Executive Bonus Plan for our executive officers using the following formulas, the terms of which are described further below:

Chief Executive Officer:	Calendar Year- End 2017 Base Salary	X	Annual Incentive Target Percentage	X	Multiplier	Subject to Downward Adjustment	=	Payout
Other Executive Officers:	Calendar Year- End 2017 Base Salary	X	Annual Incentive Target Percentage	X	Multiplier	Subject to Upward or Downward Adjustment	=	Payout

Annual Incentive Compensation Targets

For fiscal 2017, after considering the factors described in “—Committee Considerations” above, the Committee maintained the NEOs’ fiscal 2017 annual incentive compensation targets (stated as a percentage of base salary for calendar 2017) at the same levels that were used for our fiscal 2016 annual incentive compensation plan.

Executive Officer	Target Percentage of Calendar 2017 Base Salary	Fiscal 2017 Annual Incentive Compensation Target
Kevin Yeaman	100%	$766,000
Lewis Chew	65%	$328,250
Andy Sherman	65%	$295,100
Robert Borchers	65%	$284,050
Steven Forshay	65%	$279,500

An executive officer may receive an actual award payout that is larger or smaller than his annual incentive compensation target, or may receive no award payout at all, depending on the extent to which the relevant corporate performance objectives were met and subject to any discretionary adjustments based on individual performance as described further below.

Multiplier

In September 2016, the Committee approved a sliding scale corporate financial performance formula for determining payout levels for the 2017 Executive Bonus Plan based on our achievement of a combination of revenue and non-GAAP operating income targets (the “multiplier”). The revenue and non-GAAP operating income targets underlying the multiplier were consistent with our fiscal 2017 financial performance objectives. In approving these targets for fiscal 2017, the Committee set goals aimed at motivating our executive officers to achieve strong financial, team and individual performance.

Our 2017 Executive Bonus Plan was based on revenue and profitability measures because the Committee believed that solid performance in these areas would contribute to long-term stockholder value creation. No payouts would be made under the 2017 Executive Bonus Plan unless we achieved revenue and non-GAAP operating income levels as set forth in the table below, which represented 90% of the revenue and non-GAAP operating income target objectives under our fiscal 2017 operating plan. The maximum multiplier was 200%. For purposes of determining the multiplier, “non-GAAP operating income” was calculated by excluding expenses related to stock based compensation, expense associated with dividend equivalents paid on restricted stock unit awards, the amortization of intangibles from business combinations, restructuring charges and the related tax impact of these items.

For fiscal 2017, we achieved revenue of $1.08 billion (representing year-over-year revenue growth of 5.4%) against a revenue “gate” requirement of $972 million. We also achieved non-GAAP operating income of $339.4 million against a threshold requirement of $294.3 million and a target of $327 million, resulting in a multiplier of 106%. A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Annual Incentive Compensation – Form of Payment

The Committee structured the 2017 Executive Bonus Plan so that if our fiscal 2017 financial performance resulted in a multiplier equal to or greater than 150%, then up to 125% of each executive officer’s annual incentive compensation award payout would be paid in cash, with any excess of 125% being paid in the form of a restricted stock unit award for shares of our Class A Common Stock. All shares subject to any such restricted stock unit award would vest on the first anniversary of the date of grant, subject to the executive officer’s continued service with Dolby. Since the multiplier for fiscal 2017 was less than 150%, no restricted stock unit awards were granted pursuant to the 2017 Executive Bonus Plan.

Potential Adjustments for Individual Performance and Actual 2017 Executive Bonus Plan Payouts

For fiscal 2017, our CEO received 106% of his annual incentive compensation target, based on a multiplier of 106%. The Committee had the discretion to reduce (but not increase) the calculated award payout amount for our CEO under the 2017 Executive Bonus Plan to take into account additional factors that the Committee deemed relevant to the assessment of individual or corporate performance. In November 2017, the Committee, based on its evaluation of our CEO’s performance and his contributions during the fiscal year, made no such adjustment. In making this determination, the Committee considered our successful completion of several operational and strategic objectives for the fiscal year, including progress in expanding our leadership position in audio solutions for entertainment content, as well as delivering new audio and imaging technologies, as described in “Fiscal 2017 Financial and Operational Highlights—Key Business Highlights” above.

For each of our other NEOs, our CEO had the discretion under the 2017 Executive Bonus Plan to recommend, subject to Committee approval and the limitations set forth in the 2017 Executive Bonus Plan, increases or decreases of each such NEO’s calculated award payout amount. In November 2017, the Committee, in consultation with our CEO, approved no adjustments to the calculated award payout amounts of our NEOs (other than Messrs. Sherman and Forshay), resulting in payments at 106% of their annual incentive compensation targets. With respect to Messrs. Sherman and Forshay, the Committee, in consultation with our CEO, approved a 25% upward adjustment to each of their calculated award payout amounts, resulting in a payment at 132.5% of their annual incentive compensation targets. In making these determinations, our CEO and the Committee evaluated our executive officers’ team and individual performance and their contributions during the fiscal year. Our CEO and the Committee also considered our successful completion of several operational and strategic objectives for the fiscal year, including progress in expanding our leadership position in audio solutions for entertainment content, as well as delivering new audio and imaging technologies, as described in “Fiscal 2017 Financial and Operational Highlights—Key Business Highlights” above. With respect to Mr. Sherman’s payout, our CEO and the Committee also considered Mr. Sherman’s leadership of the company’s patent licensing businesses and intellectual property protection activities, and their contribution to the company’s operating results. With respect to Mr. Forshay’s payout, our CEO and the Committee also considered Mr. Forshay’s leadership in overseeing our Advanced Technology Group’s function and its key initiatives in fiscal 2017.

Accordingly, the Committee awarded the following annual incentive compensation payouts to our NEOs under the 2017 Executive Bonus Plan:

Executive Officer	Annual Incentive Compensation Target	Fiscal 2017 Multiplier	Approved Award Payout	Award Payout as Percentage of Annual Incentive Compensation Target
Kevin Yeaman	$766,000	106%	$811,960	106%
Lewis Chew	$328,250	106%	$347,945	106%
Andy Sherman	$295,100	106%	$391,008	132.5%
Robert Borchers	$284,050	106%	$301,093	106%
Steven Forshay	$279,500	106%	$370,338	132.5%

Long-Term Incentive Compensation

The objectives of our long-term incentive compensation program are to: encourage our executive officers to focus on our long-term strategic objectives; further align the interests of our executive officers and our stockholders; provide compensation that is market competitive; recruit, motivate, and retain top talent; and make efficient use of compensation resources.

Performance-Based Stock Options

The Committee periodically reviews the design of our long-term incentive compensation program to ensure that it continues to further the objectives described above. In fiscal 2016, the Committee introduced performance-based stock options into our long-term incentive compensation program for our executive officers. These performance-based stock options have a seven-year term. For fiscal 2017, the shares of our Class A Common Stock subject to such awards will be earned (if at all) on a cliff basis after a three-year performance period, contingent on both continued service and our achievement of the following annualized total stockholder return levels for Dolby, measured at the end of such period:

	3-Year Annualized Dolby TSR	% of Shares Earned*
	<5%	0%
Threshold	5%	50%
Target	15%	100%
Maximum	≥25%	125%

*	Linear scaling between performance levels.

In establishing these three-year annualized total stockholder return performance levels, the Committee, with the assistance of Compensia, reviewed the historical stock price performance of three comparator groups: the NASDAQ 100, the S&P 400 Information Technology Index and Dolby’s compensation peer group. These performance levels were intended to approximate the average annualized three-year total stockholder return levels for these three comparator groups as a whole over a three-year period, at the 25th (for threshold performance), the 50th (for target performance) and the 75th (for maximum performance) percentiles.

As with time-based stock options, which are inherently performance-based because they require stock price appreciation above the exercise price to create economic value, the Committee determined that granting a portion of long-term incentive compensation in the form of awards that are earned upon the achievement of specific performance conditions further aligns the interests of our executive officers with those of our stockholders. In addition, our executive officers cannot realize any value from their performance-based stock options without sustained stock price growth over the three-year performance period.

Equity Mix of Awards

We use a “portfolio” approach for the long-term incentive compensation granted to our executive officers, consisting of a combination of performance-based stock options, time-based stock options, and restricted stock unit awards. The graph below illustrates how the Committee allocated the long-term incentive compensation granted to our NEOs among these equity vehicles in fiscal 2017, based on the aggregate grant date fair value of the awards granted to our NEOs.

Our long-term incentive compensation program was weighted more heavily towards stock options because the Committee believes that these vehicles, which directly tie a significant portion of our executive officers’ target total direct compensation opportunity to increases in the market price of our Class A Common Stock, present an effective incentive for them to make long-term decisions that sustain stock price growth and to maximize performance over the term of the award, which is generally a maximum of ten years for time-based stock options and seven years for performance-based stock options. Because stock options provide real economic value only if the price of the underlying stock increases, our executive officers realize little to no benefit from their outstanding stock options if our stock price declines or stays flat. Furthermore, the earning of shares subject to our performance-based stock options requires sustained stock price growth over a three-year performance period in order to achieve the pre-established annualized total stockholder return levels for Dolby set by the Committee. If the market price of our Class A Common Stock does not grow or is not sustained during the performance period above the threshold level set by the Committee, no shares will be earned under the performance-based stock options and our executive officers will not realize any value from these awards.

Restricted stock unit awards also align the interests of our executive officers with those of our stockholders by rewarding our executive officers for increases in our stock price. Unlike stock options, however, restricted stock unit awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our executive officers and furthering our retention objectives over the vesting term of the awards. In addition, because of their “full value” nature, restricted stock unit awards deliver the desired grant date fair value using a lesser number of shares than we would otherwise use for stock option grants, enabling us to use our equity compensation resources more efficiently and manage the overall number of shares granted and potential resulting dilution.

In short, we believe that providing a portfolio of performance-based stock options, time-based stock options, and restricted stock unit awards supports the objectives of our long-term incentive compensation program by further aligning the interests of our executive officers and stockholders, balancing performance and retention considerations, and enabling us to use our equity compensation resources more efficiently.

Award Terms

Generally, we make an initial equity award to an executive officer when he or she joins us. Thereafter, our executive officers are eligible for additional equity awards on an annual basis. The Committee determines the size of each executive officer’s equity award based on the factors described in “—Committee Considerations” above.

One of the objectives of our long-term incentive compensation program is to encourage executive officer retention by requiring that the awards be earned over a multi-year period. Accordingly, in fiscal 2017, we granted time-based stock options and restricted stock unit awards that vest over a period of four years, as well as performance-based stock options that are subject to a three-year performance period, as follows:

•	For time-based stock options, a quarter of the total number of shares of our Class A Common Stock subject to each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the next 36 months;

•	For restricted stock unit awards, a quarter of the total number of shares of our Class A Common Stock subject to each award vests on each of the first four anniversaries of the grant date; and

•	For performance-based stock options, shares of our Class A Common Stock subject to each stock option will be earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof. Settlement of the number of shares earned (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Committee. From 0% to 125% of the shares subject to the stock option may be earned, depending on our achievement of these performance conditions.

In fiscal 2017, after considering the factors described in “—Committee Considerations” above, the Committee approved the following stock options and restricted stock unit awards for our NEOs:

NEOs	Grant Date	Shares Subject to Time-Based Stock Options	Shares Subject to Performance- Based Stock Options (at Target)	Per Share Exercise Price	Shares Subject to Restricted Stock Unit Awards
Kevin Yeaman	12/15/2016	194,399	97,199	$45.50	46,551
Lewis Chew	12/15/2016	56,000	28,000	$45.50	14,000
Andy Sherman	12/15/2016	52,000	26,000	$45.50	13,000
Robert Borchers	12/15/2016	46,000	23,000	$45.50	11,500
Steven Forshay	12/15/2016	40,000	20,000	$45.50	10,000

All stock options were granted with a per-share exercise price equal to the fair market value of our Class A Common Stock on the grant date.

Equity-Based Award Grant and Vesting Policy

The Committee has adopted an Equity-Based Award Grant and Vesting Policy (the “Equity Policy”), which applies to all equity awards granted to any of our employees, including our executive officers. The Equity Policy provides that:

•	New hire, promotion and retention equity awards may only be granted once per month on the 15th day of the month. If the 15th day of the month falls on a weekend or holiday, awards will be granted on the first business day immediately following the 15th day of the month.

•	Ongoing equity awards (i.e., other than new hire, promotion and retention awards) may only be granted on December 15th. If December 15th falls on a weekend or holiday, awards will be granted on the first business day immediately following December 15th.

•	If a pricing term is applicable to a particular equity award (e.g., the exercise price for a stock option), the pricing term will be established by reference to the fair market value of our Class A Common Stock on the award date as determined in accordance with the applicable equity plan provisions.

•	Equity award approvals by meeting and by unanimous written consent may precede the award date so long as the approval is effective as of the respective award date. Approvals of equity-based awards may never occur after the award date.

•	If the Committee adopts an executive annual incentive compensation plan that permits the Committee to grant restricted stock unit awards in lieu of cash, the timing of any such restricted stock unit award grants will be determined by the Committee at the time it adopts the applicable executive annual incentive compensation plan. When determining the timing of such awards, the Committee will consider the principles embodied in the Equity Policy.

Restrictions on Trading Securities (Including Hedging and Pledging)

We maintain an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to shares of our Common Stock. Our insider trading policy also generally prohibits pledging of Dolby stock.

Executive Stock Ownership Guidelines

In September 2015, the Committee approved stock ownership guidelines for our executive officers, based on our belief that stock ownership further aligns the interests of our executive officers with those of our stockholders. These guidelines provide that:

•	Our CEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of five times his annual base salary, or a fixed number of shares having a value equal to five times his annual base salary on the date of adoption of the guidelines (i.e., September 22, 2015); and

•	Each other executive officer is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of two times his annual base salary, or a fixed number of shares having a value equal to two times his annual base salary on the date of adoption of the guidelines.

Compliance is measured as of the last day of each fiscal year, and our executive officers are expected to achieve the applicable level of ownership by the fifth anniversary of the adoption date of the guidelines (or with respect to future executive officers, within five years of becoming an executive officer). As of the end of fiscal 2017, all of our executive officers were in compliance with our executive stock ownership guidelines.

Compensation Recovery (“Clawback”) Policy

In July 2016, the Committee adopted a policy on the recovery of incentive compensation. The policy allows us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event he or she is involved in fraud or misconduct that results in the need for Dolby to prepare a material financial restatement. The policy covers cash or equity-based compensation based on the attainment of company financial reporting measures (excluding stock price or total stockholder return). Recovery under the policy applies to incentive compensation subject to the policy that is paid, awarded or granted during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement. In addition, no recovery can be made unless the executive officer would have received a lower payment based upon the restated financial results.

Generally Available Benefits

In fiscal 2017, our executive officers were eligible to participate in our Employee Stock Purchase Plan and the health and welfare programs that are generally available to our other full-time employees, including medical, dental and vision plans; flexible spending accounts for healthcare and dependent care; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a tax-qualified Section 401(k) Plan, which is broadly available to our U.S. general employee population. Under the Section 401(k) Plan, U.S. employees are eligible to receive matching contributions and profit-sharing contributions from Dolby, which together were capped at a maximum of up to $28,740 per participating employee in calendar 2017.

Severance and Change in Control Arrangements

General

Our employee stock plans contain “double-trigger” vesting acceleration provisions for outstanding and unvested equity awards that may be triggered by a termination of employment by Dolby without “cause” or an employee resignation with “good reason” within 12 months following a change in control of Dolby. The vesting of outstanding and unvested equity awards also accelerates if an equity award is not assumed by the successor entity in connection with such a change in control. These vesting acceleration provisions are intended to secure the continued dedication of our employees, including our executive officers, notwithstanding the possibility or occurrence of a change in control of Dolby.

We do not provide “golden parachute” excise tax gross-ups for our executive officers.

Severance Agreement with Mr. Yeaman

We have entered into a severance arrangement with our CEO as described under the section entitled “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.” We negotiated this arrangement to induce him to resign from his former position and accept the position of CEO in fiscal 2009. This arrangement is intended to provide him with certain payments and benefits in the event of an involuntary termination of his employment without cause or his resignation for good reason, including following a change in control of Dolby.

No Other Severance or Change in Control Arrangements

Apart from the arrangement with Mr. Yeaman and the “double-trigger” vesting acceleration provisions in our 2005 Stock Plan as described above, none of our executive officers has any severance, change in control, or similar agreements or arrangements with Dolby.

Perquisites and Other Personal Benefits

We provide our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and are in furtherance of accomplishing our business objectives. For example, given our role in the entertainment industry, our executive officers may be asked to attend industry events, including film festivals, film premieres, award shows, or other similar events, where the attendance of a spouse or significant other may be expected or customary. In those cases, we may pay for or reimburse the business travel and dining expenses of an executive officer’s spouse or significant other (not to exceed $8,000 per executive officer in any single fiscal year). We believe that payment or reimbursement of these expenses serves a legitimate business purpose in, among other things, advancing our brand and business relationships within the entertainment industry.

Employment Agreement with Mr. Yeaman

In connection with the appointment of Mr. Yeaman as our President and CEO in fiscal 2009, we entered into an employment agreement with him, which provides that, among other things, his target annual incentive compensation will be at least equal to a specified minimum percentage of his annual base salary. The agreement also provides Mr. Yeaman with certain payments and benefits in the event of his termination of employment under specified circumstances, including following a change in control of Dolby. For a summary of the material terms and conditions of these provisions, see “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.”

Accounting and Tax Considerations

The Committee generally takes into consideration the accounting and tax treatment of each element of compensation when establishing the compensation programs, practices and packages for our executive officers.

Accounting for Stock-Based Compensation

We examine the accounting cost associated with equity compensation in light of the requirements under ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock unit awards, based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements (net of estimated forfeitures, which are determined based on historical experience) over the period that a recipient is required to render service in exchange for the award.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code or satisfies the conditions of another applicable exemption.

The annual incentive compensation paid to our CEO is intended to qualify as deductible “performance-based compensation” within the meaning of the Code. The annual incentive compensation paid to our other executive officers does not qualify as deductible “performance-based compensation” within the meaning of the Code because the Committee has discretion to increase each such executive officer’s annual incentive compensation amount. In addition, any stock options granted to our NEOs are also intended to be “performance-based compensation” since they are granted by the Committee, which is comprised solely of “outside directors,” and granted subject to limitations in our employee stock plans (including the requirement that they be granted with a per share exercise price at least equal to the fair market value of a share of our Class A Common Stock on the date of grant).

Restricted stock unit awards granted to our NEOs with time-based vesting do not qualify as “performance-based compensation” under the applicable requirements of Section 162(m). In fiscal 2017, the vesting of time-based restricted stock unit awards, when combined with other compensation that was not “performance-based compensation” for purposes of Section 162(m), resulted in aggregate payments that were in excess of the Code’s deduction limit for our CEO and two other NEOs. We expect that, in future years, the vesting of time-based restricted stock unit awards granted to our NEOs, when combined with other compensation that is not “performance-based compensation” for purposes of the Code, may result in aggregate payments that will be in excess of the Section 162(m) deduction limit.

When it determines it to be in the best interests of Dolby and its stockholders, the Committee reserves the right to award incentive compensation to our executive officers that is not structured to qualify for an exemption of the deduction limit of Section 162(m). Further, (i) we do not guarantee that any compensation intended to qualify as deductible “performance-based compensation” so qualifies, and (ii) legislation currently being considered in the U.S. Congress would eliminate the exception under Section 162(m) for performance-based compensation and also somewhat expand the number of individuals subject to Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Nicholas Donatiello, Jr., Chairman

Roger Siboni

Avadis Tevanian, Jr.

EXECUTIVE COMPENSATION TABLES AND RELATED MATTERS

Fiscal 2017 Summary Compensation Table

The Summary Compensation Table and accompanying footnotes describe the “total compensation” of our NEOs for the past three fiscal years, calculated in accordance with SEC rules and regulations. The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, our NEOs in each fiscal year. The actual value realized by our NEOs in fiscal 2017 from long-term incentive compensation is presented in the Option Exercises and Stock Vested at 2017 Fiscal Year-End table below.

The individual elements of the total compensation amount reported in the Summary Compensation Table are as follows:

Base Salary.  For fiscal 2015 and fiscal 2017, the amounts reported represent 52 weeks of base salary. For fiscal 2016, the amounts reported represent 53 weeks of base salary. Base salary adjustments are set on a calendar year (as opposed to a fiscal year) basis. Consequently, the amounts reported in the Summary Compensation Table represent a blend of calendar year base salaries.

Bonus.  The figures reported for Mr. Sherman in each of fiscal 2015, fiscal 2016 and fiscal 2017, and for Mr. Forshay in fiscal 2017, represent the amounts by which their calculated award payouts (based solely on meeting the applicable performance measures) under the Executive Bonus Plan for such fiscal years were adjusted upwards at the discretion of the Compensation Committee.

Stock Awards and Option Awards.  Stock Awards consist solely of restricted stock unit awards, and Option Awards consist of time-based stock options and performance-based stock options. Amounts reported in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of the equity awards computed in accordance with ASC Topic 718, excluding estimated forfeitures. See Note 7 to our consolidated financial statements in our 2017 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation consists of the Executive Bonus Plan awards earned for the fiscal year. Such awards are based on our financial performance during the fiscal year and are paid in the following fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Kevin Yeaman	2017	753,500	—	2,118,071	3,208,486	811,960	29,265	(2)	6,921,282
President and Chief Executive Officer	2016	724,346	—	1,543,166	2,453,195	587,120	32,206	(2)	5,340,033
	2015	690,265	—	2,000,762	3,104,009	688,608	30,125	(2)	6,513,769

Lewis Chew	2017	495,125	—	637,000	924,261	347,945	29,415	(3)	2,433,746
Executive Vice President and Chief Financial Officer	2016	495,532	—	538,688	820,261	261,170	30,082	(3)	2,145,733
	2015	461,552	—	671,863	1,042,320	305,879	28,898	(3)	2,510,512

Andy Sherman	2017	450,750	78,202	591,500	858,242	312,806	29,636	(4)	2,321,136
Executive Vice President, General Counsel and Corporate Secretary	2016	445,949	58,763	414,375	630,970	235,053	29,162	(4)	1,814,272
	2015	424,435	74,780	516,061	800,618	275,220	30,542	(4)	2,121,656

Robert Borchers	2017	433,750	—	523,250	759,215	301,093	30,740	(5)	2,048,048
Senior Vice President and Chief Marketing Officer	2016	428,926	—	455,813	694,067	225,992	35,108	(5)	1,839,906
	2015	408,741	—	584,227	906,364	265,016	29,059	(5)	2,193,407

Steven Forshay	2017	426,750	74,068	455,000	660,187	296,270	35,015	(6)	1,947,290
Senior Vice President, Advanced Technology Group	2016	421,835	—	381,225	580,492	222,261	41,076	(6)	1,646,889
	2015	396,192	—	470,241	652,840	243,552	60,354	(6)	1,823,179

(1)	The grant date fair value of restricted stock unit awards represents their intrinsic values on the date of grant, calculated for each restricted stock unit award by multiplying the number of shares of our Class A Common Stock subject to such award by the closing price of our Class A Common Stock on the date of grant. The grant date fair value of time-based stock options was determined using the Black-Scholes option pricing model. The grant date fair value of performance-based stock options was determined using a Monte Carlo simulation to determine the probability of achieving the underlying performance conditions and is reported in this Summary Compensation Table at target: $1,004,493, $289,363, $268,694, $237,691 and $206,688 for fiscal 2017, and $815,500, $272,675, $209,750, $230,725 and $192,970 for fiscal 2016, for Messrs. Yeaman, Chew, Sherman, Borchers and Forshay, respectively. The grant date fair value of these performance-based stock options at maximum performance is: $1,255,617, $361,704, $335,868, $297,114 and $258,360 for fiscal 2017, and $1,019,368, $340,844, $262,188, $288,406 and $241,213 for fiscal 2016 for Messrs. Yeaman, Chew, Sherman, Borchers and Forshay, respectively. See Note 7 to our consolidated financial statements in our 2017 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.
(2)	In fiscal 2017, comprised of $28,590 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2016, comprised of $31,531 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2015, comprised of $29,450 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums.
(3)	In fiscal 2017, comprised of $28,740 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2016, comprised of $29,407 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2015, comprised of $28,223 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums.
(4)	In fiscal 2017, comprised of $28,961 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2016, comprised of $28,487 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2015, comprised of $29,867 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums.
(5)	In fiscal 2017, comprised of $30,065 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2016, comprised of $34,433 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2015, comprised of $28,384 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums.

(6)	In fiscal 2017, comprised of $28,740 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums, and $5,600 in dividend equivalents paid to Mr. Forshay in fiscal 2017, which have not been previously reported. In fiscal 2016, comprised of $28,525 employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums, and $11,876 in dividend equivalents paid to Mr. Forshay in fiscal 2016, which have not been previously reported. In fiscal 2015, comprised of $30,935 employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums, and $28,744 in dividend equivalents paid to Mr. Forshay in fiscal 2015, which have not been previously reported.

Grants of Plan-Based Awards in Fiscal 2017

During fiscal 2017, we granted the following plan-based awards to our NEOs:

1.	Annual incentive compensation awards under the 2017 Executive Bonus Plan,

2.	Time-based stock options,

3.	Performance-based stock options, and

4.	Restricted stock unit awards.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Subject to Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Kevin Yeaman	n/a	11/15/2016	383,000	766,000	1,532,000	—		—		—		—		—		—	—
	12/15/2016	11/15/2016	—	—	—	—		—		—		—		194,399	(4)(5)	45.50	2,203,993
	12/15/2016	11/15/2016	—	—	—	48,599	(5)	97,199	(5)	121,498	(5)	—		—		45.50	1,004,493
	12/15/2016	11/15/2016	—	—	—	—		—		—		46,551	(6)	—		—	2,118,071

Lewis Chew	n/a	11/14/2016	164,125	328,250	656,500	—		—		—		—		—		—	—
	12/15/2016	11/14/2016	—	—	—	—		—		—		—		56,000	(4)	45.50	634,898
	12/15/2016	11/14/2016	—	—	—	14,000		28,000		35,000		—		—		45.50	289,363
	12/15/2016	11/14/2016	—	—	—	—		—		—		14,000	(6)	—		—	637,000

Andy Sherman	n/a	11/14/2016	147,550	295,100	590,200	—		—		—		—		—		—	—
	12/15/2016	11/14/2016	—	—	—	—		—		—		—		52,000	(4)	45.50	589,548
	12/15/2016	11/14/2016	—	—	—	13,000		26,000		32,500		—		—		45.50	268,694
	12/15/2016	11/14/2016	—	—	—	—		—		—		13,000	(6)	—		—	591,500

Robert Borchers	n/a	11/14/2016	142,025	284,050	568,100	—		—		—		—		—		—	—
	12/15/2016	11/14/2016	—	—	—	—		—		—		—		46,000	(4)	45.50	521,524
	12/15/2016	11/14/2016	—	—	—	11,500		23,000		28,750		—		—		45.50	237,691
	12/15/2016	11/14/2016	—	—	—	—		—		—		11,500	(6)	—		—	523,250

Steven Forshay	n/a	11/14/2016	139,750	279,500	559,000	—		—		—		—		—		—	—
	12/15/2016	11/14/2016	—	—	—	—		—		—		—		40,000	(4)	45.50	453,499
	12/15/2016	11/14/2016	—	—	—	10,000		20,000		25,000		—		—		45.50	206,688
	12/15/2016	11/14/2016	—	—	—	—		—		—		10,000	(6)	—		—	455,000

(1)	Reflects threshold, target and maximum bonus amounts for fiscal 2017 performance under the 2017 Executive Bonus Plan, as described in “Compensation Discussion and Analysis—Fiscal 2017 Compensation Determinations—Annual Incentive Compensation.” The actual bonus payouts were determined by the Compensation Committee in November 2017 and are reported in the Non-Equity Incentive Plan Compensation column of the Fiscal 2017 Summary Compensation Table.
(2)

Reflects threshold, target and maximum amounts of shares that may be earned under performance-based stock options granted in fiscal 2017 under the 2005 Stock Plan. The stock options were granted with a seven-year term and an exercise price equal to the closing price of our Class A Common Stock on the date of grant. The shares issuable under each stock option will be earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof. Vesting of earned shares (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Compensation Committee. From 0% to 125% of the shares subject to the stock options may be earned, depending on performance. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements—Performance-Based Stock Options” for a further description of certain terms relating to these awards.

(3)	The amounts reported do not reflect compensation actually realized by the NEO. All amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC Topic 718, excluding estimated forfeitures. The grant date fair value of time-based stock options was determined using the Black-Scholes option pricing model. The grant date fair value of performance-based stock options was determined using a Monte Carlo simulation to determine the probability of achieving the underlying performance conditions and is reported at target. See Note 7 to our consolidated financial statements in our 2017 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.
(4)	Reflects time-based stock options granted under the 2005 Stock Plan, which were granted with a ten-year term and an exercise price equal to the closing price of our Class A Common Stock on the date of grant. A quarter of the total number of shares issuable under each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the subsequent 36 months. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.
(5)	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.
(6)	Reflects awards of restricted stock units granted under the 2005 Stock Plan. A quarter of the total number of shares of our Class A Common Stock subject to each restricted stock unit award vests on each of the first four anniversaries of the grant date. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

Adjustment of Equity Awards in Connection with Fiscal 2013 Special Cash Dividend

On December 11, 2012, we announced that our Board had declared a one-time special dividend in the amount of $4.00 per share on our Class A Common Stock and Class B Common Stock, which was paid on December 27, 2012 to the stockholders of record of as of December 21, 2012. The special dividend totaled $408.2 million based on the number of shares of our Class A Common Stock and Class B Common Stock outstanding as of the record date for the special dividend.

In connection with this special dividend, the Compensation Committee approved adjustments to certain outstanding stock options, stock appreciation rights and restricted stock unit awards in a manner intended to preserve the pre-cash dividend economic value of such awards.

Specifically, each such stock option and stock appreciation right that was outstanding as of December 22, 2012 (the day following the record date for the special dividend), other than stock options granted on the record date, was adjusted by applying an exchange ratio established to reflect the reduction in the market price of our Class A Common Stock resulting from the special dividend, which had the effect of increasing the number of shares subject to each such stock option or stock appreciation right, and decreasing the per share exercise price of each such stock option or stock appreciation right, as the case may be.

In addition, each restricted stock unit award that was outstanding and unvested as of December 22, 2012 was credited with dividend equivalent rights, payable in cash in the amount of $4.00 per share upon the vesting of the underlying shares of Class A Common Stock subject to the restricted stock unit award.

Unless otherwise noted, share numbers and exercise prices referenced in this Proxy Statement with respect to stock options or stock appreciation rights granted on or prior to December 22, 2012 (other than any stock options granted on the record date of the special dividend) reflect the exchange ratio adjustment described above. In addition, unless otherwise noted, any restricted stock unit awards referenced in this Proxy Statement that were granted on or prior to December 22, 2012 have dividend equivalent rights attached to them as described above.

No adjustments to outstanding equity awards are made in connection with our existing quarterly cash dividend program.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table presents information concerning all outstanding equity awards held by each of our NEOs as of the end of fiscal 2017.

	Option Awards									Stock Awards
Name	Grant Date	Number of Securities Subject to Unexercised Options (#) Exercisable(1)	Number of Securities Subject to Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Subject to Unexercised Unearned Options (at Threshold) (#)(2)		Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options, Net of Exercise Price ($)(3)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kevin Yeaman	12/15/2016	—	—		48,599	(a)	45.50	12/15/2023	584,160
	12/15/2016	—	194,399	(a)	—		45.50	12/15/2026	2,336,676
	12/15/2015	—	—		48,599	(a)	33.15	12/15/2022	1,184,358
	12/15/2015	85,051	109,348		—		33.15	12/15/2025	4,737,504
	12/15/2014	200,475	91,123		—		42.98	12/15/2024	4,239,835
	12/16/2013	269,311	17,954		—		37.35	12/16/2023	5,794,135
	12/21/2012	234,400	—		—		30.49	12/21/2022	6,335,832
	12/15/2011	260,605	—		—		28.24	12/15/2021	7,630,514
	3/16/2009	42,655	—		—		28.66	3/16/2019	1,231,023
										12/15/2016	46,551	2,677,614	—	—
										12/15/2015	34,914	2,008,253	—	—
										12/15/2014	23,276	1,338,836	—	—
										12/16/2013	13,510	777,095	—	—
Lewis Chew	12/15/2016	—	—		14,000		45.50	12/15/2023	168,280
	12/15/2016	—	56,000		—		45.50	12/15/2026	673,120
	12/15/2015	—	—		16,250		33.15	12/15/2022	396,013
	12/15/2015	28,438	36,562		—		33.15	12/15/2025	1,584,050
	12/15/2014	67,319	30,599		—		42.98	12/15/2024	1,423,728
	12/16/2013	97,173	6,479		—		37.35	12/16/2023	2,090,661
	12/21/2012	49,400	—		—		30.49	12/21/2022	1,335,282
	6/15/2012	175,185	—		—		37.96	6/15/2022	3,426,619
										12/15/2016	14,000	805,280	—	—
										12/15/2015	12,188	701,054	—	—
										12/15/2014	7,816	449,576	—	—
										12/16/2013	4,875	280,410	—	—
Andy Sherman	12/15/2016	—	—		13,000		45.50	12/15/2023	156,260
	12/15/2016	—	52,000		—		45.50	12/15/2026	625,040
	12/15/2015	—	—		12,500		33.15	12/15/2022	304,625
	12/15/2015	21,875	28,125		—		33.15	12/15/2025	1,218,500
	12/15/2014	51,708	23,504		—		42.98	12/15/2024	1,093,582
	12/16/2013	69,409	4,628		—		37.35	12/16/2023	1,493,326
	12/21/2012	61,700	—		—		30.49	12/21/2022	1,667,751
	12/15/2011	58,219	—		—		28.24	12/15/2021	1,704,652
										12/15/2016	13,000	747,760	—	—
										12/15/2015	9,375	539,250	—	—
										12/15/2014	6,004	345,350	—	—
										12/16/2013	3,482	200,285	—	—
Robert Borchers	12/15/2016	—	—		11,500		45.50	12/15/2023	138,230
	12/15/2016	—	46,000		—		45.50	12/15/2026	552,920
	12/15/2015	—	—		13,750		33.15	12/15/2022	335,088
	12/15/2015	24,062	30,938		—		33.15	12/15/2025	1,340,350
	12/15/2014	58,538	26,608		—		42.98	12/15/2024	1,238,023
	1/15/2014	43,656	3,969		—		41.31	1/15/2024	772,001
	1/15/2014	157,139	14,286		—		41.31	1/15/2024	2,778,799
										12/15/2016	11,500	661,480	—	—
										12/15/2015	10,313	593,204	—	—
										12/15/2014	6,797	390,963	—	—
										1/15/2014	3,569	205,289	—	—
										1/15/2014	8,569	492,889	—	—
Steven Forshay	12/15/2016	—	—		10,000		45.50	12/15/2023	120,200
	12/15/2016	—	40,000		—		45.50	12/15/2026	480,800
	12/15/2015	—	—		11,500		33.15	12/15/2022	280,255
	12/15/2015	20,125	25,875		—		33.15	12/15/2025	1,121,020
	2/17/2015	16,720	9,169		—		39.70	2/17/2025	461,342
	12/15/2014	24,750	11,250		—		42.98	12/15/2024	523,440
	12/16/2013	27,562	1,838		—		37.35	12/16/2023	592,998
	12/21/2012	24,000	—		—		30.49	12/21/2022	648,720
	12/15/2011	30,069	—		—		28.24	12/15/2021	880,420
	2/9/2009	9,355	—		—		28.90	2/9/2019	267,740
										12/15/2016	10,000	575,200	—	—
										12/15/2015	8,625	496,110	—	—
										2/17/2015	2,025	116,478	—	—
										12/15/2014	3,600	207,072	—	—
										12/16/2013	1,469	84,497	—	—

(1)	Time-based stock options have a term of ten years and represent the right to purchase shares of our Class A Common Stock. A quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date and the balance of the shares vests in equal monthly installments over the next 36 months, with vesting generally dependent on continued service to the company. Vesting of the stock options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

a.	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

(2)	Performance-based stock options have a term of seven years and represent the right to purchase shares of our Class A Common Stock. Share numbers are shown at threshold performance. The shares issuable under a performance-based stock option will be earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof. Vesting of earned shares (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Compensation Committee, with vesting generally dependent on continued service to the company through the date of such certification. From 0% to 125% of the shares subject to the stock option may be earned, depending on performance. Vesting of performance-based stock options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements—Performance-Based Stock Options.”

a.	Stock option is held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

(3)	The amounts reported in this column are based on (i) in the case of a stock option, the excess, if any, of the closing price of our Class A Common Stock on September 29, 2017 ($57.52 per share) over the per share exercise price of the stock option, multiplied by the number of shares (vested or unvested, and, in the case of a performance-based stock option, earned or unearned) subject to the stock option, assuming threshold performance in the case of a performance-based stock option, and (ii) in the case of a restricted stock unit award, the closing price of our Class A Common Stock on September 29, 2017 ($57.52 per share) multiplied by the number of unvested shares subject to the restricted stock unit award.

(4)	A quarter of the total number of shares issuable under the restricted stock unit award vests on each of the first four anniversaries of the restricted stock unit award grant date, with vesting generally dependent on continued service to the company. Vesting of the restricted stock unit awards is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

Option Exercises and Stock Vested at 2017 Fiscal Year-End

The following table presents information concerning the aggregate number of shares of our Class A Common Stock for which stock options were exercised and which were acquired upon the vesting of restricted stock unit awards during fiscal 2017 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Yeaman(3)(4)	67,102	1,833,108	50,459	2,311,688
Lewis Chew(4)(5)	29,300	529,250	18,594	852,382
Andy Sherman(4)(6)	36,000	861,718	13,209	605,143
Robert Borchers	—	—	18,973	905,026
Steven Forshay(7)	—	—	8,557	394,994

(1)	The value realized on the exercise of each stock option is equal to the difference between the market price of our Class A Common Stock on the date of exercise and the per share exercise price, multiplied by the number of shares exercised.
(2)	The value realized on the vesting of each restricted stock unit award is based on the market price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested.
(3)	In addition to the amount indicated in the “Value Realized on Vesting” under the Stock Awards column, in fiscal 2017, Mr. Yeaman received an aggregate of $54,700 in dividend equivalents upon the vesting of 13,675 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(4)

The full amount of dividend equivalents credited to unvested restricted stock unit awards held by the NEO in connection with our fiscal 2013 special dividend was previously disclosed in the “All Other Compensation” column in our Fiscal 2013 Summary Compensation Table. As such, and in accordance with

SEC rules and regulations, the portion of those dividend equivalents that vested in fiscal 2017 are not reported in the Fiscal 2017 Summary Compensation Table of this Proxy Statement.
(5)	In addition to the amount indicated in the “Value Realized on Vesting” under the Stock Awards column, in fiscal 2017, Mr. Chew received an aggregate of $23,000 in dividend equivalents upon the vesting of 5,750 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(6)	In addition to the amount indicated in the “Value Realized on Vesting” under the Stock Awards column, in fiscal 2017, Mr. Sherman received an aggregate of $14,400 in dividend equivalents upon the vesting of 3,600 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(7)	In addition to the amount indicated in the “Value Realized on Vesting” under the Stock Awards column, in fiscal 2017, Mr. Forshay received an aggregate of $5,600 in dividend equivalents upon the vesting of 1,400 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during fiscal 2017.

Nonqualified Deferred Compensation

We previously maintained a Supplemental Executive Retirement Plan, or SERP, which is a non-qualified, employer-funded retirement plan for certain senior executives employed in the United States. The SERP was adopted in October 2004 prior to our initial public offering and was terminated in fiscal 2005. We have not credited any new amounts to the SERP since fiscal 2006, but amounts already credited to participants under the plan will remain subject to the terms and conditions of the SERP and will continue to be credited with gains and losses based on the gains and losses of investment funds designated by us and selected by the participant. Distributions under the SERP will be made in the manner and at the time described below without regard to the termination of the plan.

The SERP provides benefits to participants based on amounts previously credited to the plan and the gains and losses on the investment of those contributions. Underlying plan investments consist primarily of diversified mutual fund investments. Distributions from the SERP are made in a single lump sum, or, at a participant’s election, in up to ten installments. Each participant is 100% vested in his or her interest in the SERP at all times. Upon a participant’s termination of service with us for any reason other than death, a participant is entitled to his or her account balance determined as of the valuation date immediately preceding his or her termination date, which amount will be paid in a single lump sum or in up to ten installments (and in the case of the latter, the value of the participant’s account will fluctuate with the underlying investments). Upon a participant’s death, the participant’s beneficiary will receive all amounts credited to the participant’s account as of the date of death and in a single lump sum. Funds equal to liabilities under the SERP are held in a rabbi trust and a participant’s account will be credited with investment gains and losses based on investments selected by the participant. However, if a participant fails to make an investment election, the trustee of the plan may direct such investments.

The following table presents information concerning our SERP for each of the NEOs for fiscal 2017. The table is comprised solely of SERP account amounts and excludes balances in 401(k) accounts held by the NEOs. The 401(k) plan is a qualified plan available to all salaried U.S. Dolby employees.

NEOs	Executive Contributions in Fiscal 2017 ($)	Company Contributions in Fiscal 2017 ($)	Aggregate Earnings in Fiscal 2017(1) ($)	Aggregate Withdrawals/ Distributions in Fiscal 2017 ($)	Aggregate Balance at Fiscal 2017(2) ($)
Kevin Yeaman	—	—	—	—	—
Lewis Chew	—	—	—	—	—
Andy Sherman	—	—	—	—	—
Robert Borchers	—	—	—	—	—
Steven Forshay	—	—	22,269	—	1,177,370

(1)	None of the earnings in this column are included in the Fiscal 2017 Summary Compensation Table because they were not preferential or above market.
(2)	None of the amount reported in this column was previously reported as compensation to Mr. Forshay in the Summary Compensation Table for previous years.

The table below reflects the investment options selected by participants in the SERP and their annual rates of return for fiscal 2017.

Name of Investment Option	Fiscal 2017 Rate of Return(1)
Schwab Money Market Fund (SWMXX)	0.39%
Fidelity Floating Rate High Income Fund (FFRHX)	4.70%
Rydex NASDAQ—100 Fund Inv Cl (RYOCX)	22.39%
Schwab Total Stock Mkt Index (SWTSX)	18.63%
Lord Abbett Short Duration Income Fund Cl I (LLDYX)	2.58%
Schwab Bank Sweep for Benefit Plans	Various monthly yields ranging from 0.01% - 0.10%

(1)	Rates of return and monthly yield information provided by administrator of the plan.

Potential Payments upon Termination or Change in Control

Termination and Change in Control Arrangements

2005 Stock Plan

Our 2005 Stock Plan provides that in the event of a “change in control” of Dolby, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program, each outstanding award granted under the plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the plan administrator, and the administrator will provide notice to the award recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

In the event of assumption or substitution, awards granted to our employees (including our executive officers) and consultants are subject to a “double trigger” accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if he or she is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

For purposes of the 2005 Stock Plan, “cause” means the termination by Dolby of a participant’s service based on such participant’s: (i) refusal or failure to act in accordance with any lawful company orders, (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability), (iii) the performance or failure to perform any act in bad faith and to the detriment of the company,

(iv) dishonesty, intentional misconduct or material breach of any agreement with the company, or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

For purposes of the 2005 Stock Plan, “good reason” means the occurrence following a change in control of Dolby of any of the following events or conditions unless consented to by the participant: (a) certain reductions in the participant’s base salary; or (b) requiring the participant to be based at any place outside a 50-mile radius from the participant’s job location or residence prior to the change in control except for reasonably required business travel.

Performance-Based Stock Options

The form of performance-based stock option agreement approved by the Compensation Committee provides that in the event of a change in control of Dolby, the performance period will be deemed to have ended on the closing date of such transaction, and the per share consideration for our Class A Common Stock in such transaction will be used (in lieu of the average closing price of our Class A Common Stock for the 30 trading days ending on the last trading day of the performance period) for purposes of determining the number of shares earned against achievement of the annualized total stockholder return performance conditions.

Further, if the successor corporation assumes, substitutes or replaces the performance-based stock option, any shares so earned will vest on a pro-rata basis based on the portion of the performance period elapsed since the grant date and any unvested earned shares will vest monthly thereafter through the remainder of the performance period (subject to any acceleration of vesting as provided in executive change in control agreements, as applicable), subject to continued service with Dolby or the successor corporation. If there is no assumption, substitution or replacement of the stock option, then, consistent with the treatment of equity awards described in “—2005 Stock Plan” above, any shares earned upon deemed achievement of the performance conditions will fully vest immediately prior to the merger or change in control.

Consistent with the treatment of equity awards described in “—2005 Stock Plan,” performance-based stock options are subject to an accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if he or she is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

Employment Agreement with Mr. Yeaman

In connection with Mr. Yeaman’s appointment as our President and CEO, we entered into an employment agreement with him, which provides, among other things, that in the event of his termination of employment without “cause” or his resignation for “good reason” other than in connection with a change in control of Dolby (as such terms are defined in the employment agreement), and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump—sum payment equal to 150% of his annual base salary,

•	a lump—sum payment equal to a prorated amount of his annual incentive compensation target,

•	accelerated vesting of 50% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 18 months from the date of termination or when he becomes covered under similar plans.

In the event of his termination of employment without “cause” or his resignation for “good reason” in connection with a change in control of Dolby, and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump—sum payment equal to 200% of his annual base salary,

•	a lump sum payment equal to 100% of his annual incentive compensation target for the year of termination,

•	accelerated vesting of 100% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 24 months from the date of termination or when he becomes covered under similar plans.

Mr. Yeaman’s annual base salary at the end of fiscal 2017 was $766,000.

Estimated Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal 2017 (September 29, 2017), and the price per share of our Class A Common Stock was the closing price on the NYSE as of that date ($57.52 per share).

These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under Dolby’s 401(k) plan, medical benefits, disability benefits and accrued vacation pay.

There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is different.

		Potential Payments Upon:
		Change in Control without Assumption of Outstanding Equity Awards ($)	Voluntary Termination Not for Good Reason or Termination for Cause ($)	Involuntary Termination Other Than for Cause		Voluntary Termination for Good Reason
Name	Type of Benefit			Prior to Change in Control ($)	Within 12 Months of Change in Control ($)	Prior to Change in Control ($)	Within 12 Months of Change in Control ($)
Kevin Yeaman	Cash Severance Payments	—	—	1,912,901	2,298,000	1,912,901	2,298,000
	Vesting Acceleration(1)	17,564,219	—	8,782,049	17,564,219	8,782,049	17,564,219
	Continued Coverage of Employee Benefits(2)	—	—	53,721	71,628	53,721	71,628
	Total Termination Benefits	17,564,219	—	10,748,671	19,933,847	10,748,671	19,933,847

Lewis Chew	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	5,680,082	—	—	5,680,082	—	5,680,082
	Total Termination Benefits	5,680,082	—	—	5,680,082	—	5,680,082

Andy Sherman	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	4,638,900	—	—	4,638,900	—	4,638,900
	Total Termination Benefits	4,638,900	—	—	4,638,900	—	4,638,900

Robert Borchers	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	5,427,972	—	—	5,124,372	—	5,124,372
	Total Termination Benefits	5,427,972	—	—	5,124,372	—	5,124,372

Steven Forshay	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	3,880,014	—	—	3,880,014	—	3,880,014
	Total Termination Benefits	3,880,014	—	—	3,880,014	—	3,880,014

(1)	The values reported in the table are based on (i) in the case of time-based stock options, the excess of the closing price of our Class A Common Stock on September 29, 2017 ($57.52 per share) over the per share exercise price with respect to unvested shares, multiplied by the number of shares accelerated, (ii) in the case of performance-based stock options, the excess of the closing price of our Class A Common Stock on September 29, 2017 ($57.52 per share) over the per share exercise price with respect to unvested shares, multiplied by the number of shares subject to acceleration that are deemed to be earned due to satisfaction of performance conditions, and (iii) in the case of restricted stock unit awards, the closing price of our Class A Common Stock on September 29, 2017 ($57.52 per share) multiplied by the number of shares accelerated.
(2)	Assumes continued coverage of health coverage benefits at the same level of coverage provided for at the end of fiscal 2017.

Compensation Program Risk Assessment

During fiscal 2017, members of our Internal Audit Department, with the assistance of our Human Resources and Corporate Legal Departments, conducted a risk assessment of our compensation plans and arrangements and related risk management practices to evaluate whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Dolby. Management reviewed the risk assessment findings prior to submitting the report to the Compensation and Audit Committees.

The scope of the assessment included our annual incentive compensation plans, 2005 Stock Plan, and executive change in control arrangements. The scope of the assessment excluded compensation plans and arrangements that were not contingent on individual or company performance (e.g., base salary and health benefits), and thus should not encourage risk-taking activities. The assessment involved reviewing the design of our plan-based and non-plan based compensation programs, including purpose, eligibility, structure, performance measures, limits and measurement periods. The assessment considered how target level performance is determined (including thresholds), the frequency of payouts, the mix of base salary and incentive compensation (both annual and long-term) and the mix of short- and long-term compensation and management oversight.

In particular, Internal Audit considered the following features of our compensation plans and policies when evaluating whether our plans and policies encourage our executive officers and employees to take unreasonable risks:

•	The combination of base salary and incentive compensation, including annual incentive compensation and long-term incentive compensation, reduces the significance of any one particular compensation element.

•	The mixed equity portfolio (performance-based stock options, time-based stock options and restricted stock unit awards) creates a level of diversification to withstand market fluctuations, thereby decreasing incentives, potentially inherent in stock option holdings, to assume excessive or inappropriate risks.

•	Our customary four-year equity vesting schedule encourages long-term perspectives among award recipients.

•	Executive compensation is weighted more towards long-term incentive compensation with the intention to discourage short-term risk taking.

•	The Compensation Committee oversees the design of our annual incentive and long-term incentive compensation plans.

•	Our use of a combination of revenue and non-GAAP operating income as company performance measures provides balanced objectives emphasizing both revenue generation and expense management.

•	Annual incentive compensation payments are capped, and the Compensation Committee retains discretion to modify, reduce or to eliminate annual incentive compensation awards that would otherwise be payable based on actual financial performance.

•	Our policy on the recovery of incentive compensation allows the company to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of misconduct that results in the need for the company to prepare a material financial restatement.

•	Our system of internal control over financial reporting and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our annual and long-term incentive compensation plans.

Based on the foregoing, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Dolby.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the shares of our Common Stock reserved for future issuance under our equity compensation plans as of September 29, 2017.

	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reported in column (a))
Plan Category		(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	Class A	11,718,403	(2)	$38.66	(3)	13,914,504	(4)
	Class B	—		—		—

Equity compensation plans not approved by security holders	Class A	—		—		—
	Class B	—		—		—

Total	Class A	11,718,403	(2)	$38.66	(3)	13,914,504	(4)
	Class B	—		—		—

(1)	Consists of the 2005 Stock Plan and the Employee Stock Purchase Plan.
(2)	Stock options include performance-based stock options, which are reflected at maximum performance. In addition to stock options, the amount reported includes 2,835,607 shares issuable upon the vesting of outstanding restricted stock unit awards granted under the 2005 Stock Plan.
(3)	Restricted stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted average exercise price.
(4)	In addition to the number of shares available for issuance under the 2005 Stock Plan, the amount reported includes 1,936,447 shares available for purchase under the Employee Stock Purchase Plan.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with applicable SEC rules.

As described in the Compensation Discussion and Analysis contained in this Proxy Statement, our executive compensation program is designed to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2017 Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory and, therefore, not binding on us, the Compensation Committee or our Board. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary in response to those concerns.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 2 if you want your broker to vote your shares on the matter.

Our Board of Directors recommends a vote “FOR” the approval of the compensation of our NEOs, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the Audit Committee are Micheline Chau, Simon Segars, and Roger Siboni. The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) Dolby’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) Dolby’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with United States generally accepted accounting principles. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management Dolby’s audited financial statements as of and for the fiscal year ended September 29, 2017 and the company’s internal control over financial reporting. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) and adopted by the Public Company Accounting Oversight Board in Rule 3200T, and the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP matters relating to its independence, including a review of both audit and non-audit fees, and has considered whether the provision of non-audit services was compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in Dolby’s 2017 Annual Report on Form 10-K for fiscal 2017.

Audit Committee

Roger Siboni, Chairman

Micheline Chau

Simon Segars

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP as Dolby’s independent registered public accounting firm for fiscal 2018. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years Ended
	2017	2016
Audit Fees(1)	$2,719,800	$2,685,000
Audit-Related Fees(2)	$25,200	—
Tax Fees(3)	$222,815	$87,774
All Other Fees(4)	$472,092	$316,585

	$3,439,907	$3,089,359

(1)	Represents audit fees incurred for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, review of our quarterly consolidated financial statements, and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Represents fees for professional services related to evaluating the potential impact of ASC 606.
(3)	Represents fees for professional services related to tax compliance, tax advice and tax planning.
(4)	Represents all other fees billed in connection with audits of our licensees and other statutory accounting advisory services in EMEA.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Dolby’s independent registered public accounting firm. The Audit Committee also has delegated authority to the chairman of the Audit Committee to approve (i) permissible non-audit related services to be provided by the company’s principal registered public accounting firm, and (ii) statutory audit services to be provided by the company’s principal registered public accounting firm or other auditors.

All services and fees provided to Dolby by KPMG LLP in fiscal 2017 and fiscal 2016 were pre-approved by the Audit Committee in accordance with these pre-approval policies and procedures.

Required Vote

Ratification of KPMG LLP as Dolby’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 3 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

Our Board of Directors recommends a vote “FOR” ratification of KPMG LLP as Dolby’s independent registered public accounting firm.

ADDITIONAL MEETING MATTERS

Additional Items of Business on the Agenda. We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case other business is brought before the Annual Meeting, the accompanying proxy gives discretionary authority to the persons named on the proxy to vote on these matters in accordance with their best judgment.

Record Date and Stockholders Entitled to Vote. Below is the record date for the Annual Meeting and information regarding the number of shares of Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) outstanding as of the close of business on the record date.

Record date (at close of business)	December 8, 2017
Class A Common Stock outstanding	59,843,077 shares
Class B Common Stock outstanding	42,873,597 shares
Total votes eligible to be cast by holders of Common Stock	488,579,047 votes

Stockholders of record at the close of business on the record date may vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters being considered at the Annual Meeting. The Class A Common Stock and Class B Common Stock vote as a single class on all matters described in these proxy materials.

Quorum Requirement. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the record date for the Annual Meeting will constitute a quorum. Both abstentions and broker non-votes (as discussed under “Votes Required to Approve Proposals” below) are counted for the purpose of determining the presence of a quorum.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner.

Stockholder of Record. If your shares are registered directly in your name with Dolby’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. Stockholders of record received this Proxy Statement and the accompanying 2017 Annual Report and proxy card directly from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares, forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

How to Vote. You may vote using any of the following methods:

•	By Mail

Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” election of each of the nominated directors and each of the other Proposals specified in this Proxy Statement.

Dolby stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet—Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for internet voting availability.

•	By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for telephone voting availability.

•	In Person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Change of Vote and Revocation of Your Proxy. If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or other nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Votes Required to Approve Proposals. The votes required for each of the Proposals specified in this Proxy Statement are as follows:

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 | Election of Directors	Plurality of Votes Cast	No

Proposal 2 | Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 | Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 28, 2018	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nine nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker or other nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non—vote.” Proposals 1 and 2 are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

No Cumulative Voting Permitted for the Election of Directors. Our Certificate of Incorporation and Bylaws do not permit cumulative voting at any election of directors.

Solicitation of Proxies. The costs and expenses of soliciting proxies from stockholders will be paid by us. Our employees, officers and directors may solicit proxies. We also have retained D.F. King & Co., Inc. to assist in soliciting proxies and we expect to pay them approximately $10,500 for such services, plus a rate of $75 per hour for any research and analysis, and reasonable out-of-pocket expenses. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.

Deadline for Submission of Stockholder Proposals for the 2018 Annual Meeting. The deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and form of proxy for the 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is August 20, 2018.

In addition, our Bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations—In general, nominations for the election of directors may be made (1) by or at the direction of our Board or (2) by any stockholder who (a) was a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period (as defined below) containing specified information concerning the nominees and nominating stockholder. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for our Board, see the procedures discussed in “Corporate Governance Matters—Policy for Director Recommendations.”

Advance Notice of Other Business—Our Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to Dolby’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of our Board, or (3) a proper matter for stockholder action pursuant to the Bylaws and under Delaware law, properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by Dolby with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2019 Annual Meeting of Stockholders will start on October 4, 2018 and end on November 3, 2018.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Dolby need not present the proposal for vote at the meeting.

A copy of the full text of the Bylaw provisions discussed above is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm, or may be obtained by writing to Dolby’s Secretary. All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to our principal executive offices at Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attention: Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Dolby’s executive officers and directors and persons who beneficially own more than 10% of our Class A Common Stock or Class B Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Dolby with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2017 all Reporting Persons complied with all applicable reporting requirements under Section 16(a), except for:

•	A late report on Form 4 filed on March 2, 2017, to report the February 1, 2017 sale of 10,000 shares of Class A Common Stock by the Kevin and Rachel Yeaman Family Trust dated May 14, 2009, which was filed late due to technical issues experienced by a third-party vendor.

2017 ANNUAL REPORT

Our financial statements for fiscal 2017 are included in our 2017 Annual Report, which we are providing at the same time as this Proxy Statement to those stockholders who are receiving paper copies of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, instructions on how to access our 2017 Annual Report are contained in the notice. Our 2017 Annual Report and this Proxy Statement are also posted on our web site at http://investor.dolby.com/annuals-proxies.cfm. If you have not received or do not have access to the 2017 Annual Report, as the case may be, please submit a written request to our Investor Relations Department. The written request should be sent to: Investor Relations Department, Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by using the internet or telephone, or signing and mailing the enclosed proxy card promptly.

By order of the Board of Directors.

Kevin Yeaman

President and Chief Executive Officer

December 18, 2017

APPENDIX A

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

(In millions, except per share data)

Net income:	Fiscal Year Ended

	September 29, 2017	September 30, 2016

GAAP net income	$201.8	$185.9

Stock-based compensation	65.3	67.0

RSU dividend equivalent	0.2	1.2

Amortization of acquired intangibles	12.4	15.4

Restructuring charges, net	12.9	1.2

Income tax adjustments	(22.9)	(21.7)

Non-GAAP net income	$269.7	$249.0

Diluted earnings per share:	Fiscal Year Ended

	September 29, 2017	September 30, 2016

GAAP diluted earnings per share	$1.95	$1.81

Stock-based compensation	0.63	0.66

RSU dividend equivalent	—	0.01

Amortization of acquired intangibles	0.12	0.15

Restructuring charges, net	0.13	0.01

Income tax adjustments	(0.22)	(0.21)

Non-GAAP diluted earnings per share	$2.61	$2.43

Shares used in computing diluted earnings per share (in millions)	103	102

Operating Income:	Fiscal Year Ended

September 29, 2017

GAAP operating income	$248.6

Stock-based compensation	65.5

Amortization of acquired intangibles	12.4

Restructuring charges, net	12.9

Non-GAAP operating income	$339.4

The non-GAAP financial measures set forth above are adjusted to exclude amounts related to stock-based compensation, expense associated with dividend equivalents paid on restricted stock units, the amortization of intangibles from business combinations, restructuring charges, and the related tax impact of these items. These non-GAAP financial measures are presented to provide an additional tool to evaluate our operating results in a manner that focuses on what our management believes to be its ongoing business operations. Our management believes it is useful for itself and investors to review, as applicable, both GAAP and the non-GAAP measures that exclude such information in order to assess the performance of our business for planning and forecasting in subsequent periods. Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 6, 2018.

Vote by Internet • Go to www.investorvote.com/dlb • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

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1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Kevin Yeaman	☐	☐	02 - Peter Gotcher	☐	☐	03 - Micheline Chau	☐	☐

04 - David Dolby	☐	☐	05 - Nicholas Donatiello, Jr.	☐	☐	06 - N. William Jasper, Jr.	☐	☐

07 - Simon Segars	☐	☐	08 - Roger Siboni	☐	☐	09 - Avadis Tevanian, Jr.	☐	☐

		For	Against	Abstain		For	Against	Abstain

2.	An advisory vote to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2018.	☐	☐	☐

4.	In their discretion, upon such other business as may properly come before the meeting and any postponement, adjournment or continuation thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Dolby Laboratories, Inc.

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders – February 6, 2018

Kevin Yeaman and Andy Sherman, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Dolby Laboratories, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on February 6, 2018, at 10:30 a.m., Pacific Standard Time, at the principal executive offices of the Company located at 1275 Market Street, San Francisco, CA 94103, or any postponement, adjournment or continuation thereof, and the undersigned instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting and any postponement, adjournment or continuation thereof.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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C	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.